Filed Pursuant to Rule 424(B)(5)
Registration No. 333-127590

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 31, 2005)

22,312,500 Shares

COMMON STOCK

AirTran Holdings, Inc. is offering 22,312,500 shares of its common stock.

Our common stock is listed on the New York Stock Exchange under the trading symbol “AAI.” On April 24, 2008, the reported last sale price of our common stock on the New York Stock Exchange was $3.20 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page S-12.

PRICE $3.20 A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Company
Per Share	$3.20	$0.16	$3.04
Total	$71,400,000	$3,570,000	$67,830,000

We have granted the underwriters the right to purchase up to an additional 3,346,875 shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on April 30, 2008.

MORGAN STANLEY

CREDIT SUISSE

April 24, 2008

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus, and the documents incorporated by reference in this prospectus supplement the accompanying prospectus or any free writing prospectus, or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement, the accompanying prospectus and any free writing prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement, the accompanying prospectus and any free writing prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus, or any document incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus, is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus supplement nor any distribution of securities pursuant to this prospectus supplement shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus supplement or in our affairs since the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the common stock we are offering and also adds to and updates information contained in the accompanying prospectus. The second part, the prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

Unless otherwise stated, all references to “us,” “our,” “AirTran,” “we,” the “Company” and similar designations refer to AirTran Holdings, Inc. and our subsidiaries. Our logo, trademarks and service marks are the property of AirTran.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. This information is not complete and does not contain all the information you should consider before investing in our securities. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section of this prospectus supplement and the financial statements and related notes and the other information incorporated by reference into the accompanying prospectus, before making an investment decision.

AIRTRAN

We are the parent company of AirTran Airways, Inc., one of the largest low fare scheduled airlines in the United States in terms of departures and seats offered. We operate scheduled airline service primarily in short-haul markets, principally in the eastern United States, with a majority of our flights originating and terminating at our hub in Atlanta, Georgia. As of April 15, 2008, we operated 87 Boeing 717 (B717) and 54 Boeing 737 (B737) aircraft making approximately 700 scheduled flights per day to 56 locations in the United States.

During 2007, we continued our track record of operating profitably. We have created what we believe to be a successful business model by targeting value oriented business and leisure travelers with high quality service at affordable fares. Our service is designed not only to satisfy the transportation needs of our target customers, but also to provide customers with a travel experience worth repeating. The success of this strategy in attracting ridership is evidenced by the 23.8 million revenue passengers who flew AirTran during 2007, an 18.6 percent increase from the 20.1 million revenue passengers we served in the prior year. We achieved these results with a cost structure that we believe ranks among the lowest in the airline industry.

In 2007, we undertook a number of key initiatives to strengthen our competitive position, including a continued reduction in non-fuel operating costs per available seat mile for the sixth straight year. With 141 B717 and B737 aircraft, AirTran Airways operates one of the youngest all-Boeing fleets in the aviation industry today with an average age of approximately four years.

Business Strategy

Quality Low Fare Service. We established our competitive position by providing affordable fares that appeal to price conscious travelers. We have grown our business through innovative product offerings designed to enhance the entire airline travel experience of our customers while maintaining affordable fares. The AirTran experience features:

•	competitive fares offered in an easy to understand fare structure

•	user-friendly automated services for reservations, ticketing and check-in through our

•	award winning website, airtran.com

•	ByePass™ airport self-service kiosks

•	mobile web program allowing customers to view flight status, check in for flights and select seats using their personal mobile devices and cell phones

•	customer friendly services, including

•	a highly affordable Business Class

•	large “Easy Fit”© bins

•	advance seat assignments

•	special amenities, such as XM Satellite Radio, which we introduced to the air travel industry and have now deployed across our entire fleet

•	attractive customer loyalty programs, including our

•	A-Plus Rewards™ program

•	A2B™ corporate travel program

•	AirTranU™ student travel program

Through the AirTran experience, we have created an air travel product with broad appeal which generates a growing number of repeat customers.

Although there are significant challenges to be faced in a high cost fuel environment, we believe our comparatively low-cost structure will enable us to expand our network as opportunities arise and market conditions permit, provide us with opportunities to further enhance the AirTran experience in innovative ways and stimulate increased demand for air travel from existing and new customers.

New and Modern Fleet. Our entire fleet is comprised of B717 and B737 aircraft. We had a combined total of 141 aircraft as of April 15, 2008, giving us a fuel-efficient fleet with an average fleet age among the lowest in the industry at approximately four years.

We were the launch customer for the B717, which was designed specifically for efficient short-haul service. As of April 15, 2008, our fleet included 87 B717 aircraft. Although the manufacturer discontinued production of the aircraft in 2006, we believe the B717 remains well suited for the short-haul, high-frequency service that we primarily operate and provides operating efficiencies which support our low cost structure.

We took delivery of our first B737 aircraft in June 2004 and as of April 15, 2008, our fleet included 54 B737 aircraft. In addition to the 54 B737 aircraft, as of April 15, 2008 we hold firm orders for 59 B737 aircraft to be delivered through 2012.

We believe the B737 is an ideal complement to our B717 aircraft, offering us a larger aircraft, increased range and even lower unit operating costs. The B737 has allowed us to extend our network to selected cities in the western United States and offers us the ability to expand to international locations in Canada, Mexico, Central America and the Caribbean should we choose to do so. We believe the B737 enhances the AirTran brand while offering improvements in our operating performance.

Atlanta Hub and Network System. As the second largest carrier at Hartsfield –Jackson Atlanta International Airport, the world’s busiest airport, we have a strong presence in Atlanta. The metropolitan Atlanta population base represents one of the largest travel markets in the United States, and its geographic position provides a strong hub from which we can continue to expand our route network.

We believe that there are a number of markets in the United States that are underserved or overpriced by major airlines that present opportunities for expanding our quality low fare service. As a result, we intend to grow our network by increasing the number of flights in markets we currently serve, by adding new routes between cities already in our system and service to new cities as suitable opportunities arise and market conditions permit. Historically, expansion of our network has allowed us to build upon our existing infrastructure, reduce unit costs and improve productivity and aircraft utilization. As discussed elsewhere, the pace of our growth will be influenced by economic conditions, especially the price and availability of aircraft fuel.

Diversification of Route Network. Since 2000, we have expanded the scope of our route structure to include coast to coast flying and have increased our number of flights both from our Atlanta hub as well as other airports.

Also, we have diversified our route structure by increasing the amount of non-Atlanta departures from approximately 10 percent of our daily departures as of December 31, 2001 to approximately 38 percent of daily operations in March 2008 (see table below). Much of this diversification was done through the addition of direct nonstop service to the state of Florida. From 2000 to 2006, Florida was the third fastest growing state in terms of population according to the U.S. census. In the future, we may selectively add new “point-to-point” routes between cities that we currently serve, as well as create additional hubs or additional “focus” cities similar to our operations at Orlando and Baltimore/Washington should market conditions justify such further expansion.

Airport	Daily Operations*	Nonstop Markets Served	% of System Operations*
Atlanta (ATL)	469	54	62%
Orlando (MCO)	127	33	17%
Baltimore-Washington (BWI)	76	17	10%
Tampa (TPA)	56	16	7%
Fort Myers (RSW)	45	14	6%
Fort Lauderdale (FLL)	44	11	6%
New York (LGA)	40	6	5%
Boston (BOS)	39	10	5%
Chicago (MDW)	37	7	5%
Indianapolis (IND)	30	10	4%
Philadelphia (PHL)	26	3	3%

*	Operations is defined as a take-off and landing at each city, percentage of system operations will be greater than 100%

Increase Sales Through Our Website. We utilize the Internet as an integral portion of our marketing strategy, and emphasize our website, www.airtran.com, prominently in all of our marketing. Sales booked directly on airtran.com represent our most cost-effective form of distribution. In addition to being user-friendly and simple, our website is designed to sell tickets efficiently. We continue to add functionality to airtran.com which allows customers to easily book and manage their travel including the ability to retrieve and change future flight reservations, make seat selection and on-line check-in. We also launched new alternate forms of payment, including Bill Me Later, Checkfree, and PayPal, in order to ensure we are meeting our customers’ needs. Sales through www.airtran.com produced 59 percent of our revenues during 2007.

Revised Strategy For Current High Cost of Fuel

Oil has risen from approximately $30 per barrel in 2003, when we ordered our B737 aircraft, to over $116 per barrel as of April 18, 2008. In association with such price increases, refining costs or crack spreads have increased as well, impacting the ultimate cost of aviation fuel. Like every other carrier in the industry, we must make adjustments in order to respond to the challenges of a high-cost fuel environment, especially when coupled with a period of slower economic growth in the U.S. economy. We have been planning, as well as implementing, adjustments to our basic business strategy in order to respond to the challenges of the current environment. Our strategy for responding to high-cost jet fuel has five principal elements:

•

Reduce Growth Rates and Focus on Strengthening Established Markets. We have successfully grown our business at double-digit rates annually over the past five years and continue to believe that there are abundant opportunities for a high quality, low cost airline. However, given the current environment, we intend to modify our business strategy to address high fuel costs while still maintaining our flexibility to adapt quickly to changes in the industry.

Providing exceptional customer service remains our top priority, but we are also recasting our growth plans. In this regard, we have completed a comprehensive review of our future fleet and capacity plans and we are taking a number of steps to better match our capacity to the current environment. We intend to reduce our planned growth in capacity commencing in the last four months of 2008 from a planned 10 percent increase to no more than flat. We also intend to reduce planned capacity growth in 2009 from just under 10 percent to no more than flat.

We have revised our fleet plan and based on scheduled and or planned fleet actions, we expect to end 2008 with 141 aircraft. Currently, we anticipate having 141 aircraft at the end of 2009 and 148 aircraft at the end of 2010. We intend to accomplish the reduction in our rate of growth, as measured by, among other things, available seat miles and number of aircraft, by taking one or more of the following actions:

•	deferring deliveries of new aircraft,

•	selling, leasing or subleasing new aircraft scheduled for delivery,

•	selling, leasing or subleasing existing aircraft,

•	making adjustments to our schedule to eliminate non-productive flights, and

•

periodically redeploying aircraft from existing routes to other existing routes when and where we believe there are opportunities to maximize utilization of our aircraft and/or strengthen established markets.

Although we will continue our rigorous review of our flight schedule, we may consider any strategic opportunities that present themselves through possible industry consolidation or downsizing in this high fuel cost environment.

•

Defer Capital Expenditures and Continue to Aggressively Cut Costs. We have reduced our average non-fuel costs per available seat mile for each of the past six years, primarily through productivity improvements. In addition to continuing to seek ways to cut costs as part of our business, we intend to reduce non-aircraft capital expenditures planned for 2008 from $25 to $30 million to $12 to $18 million by deferring a variety of discretionary capital expenditures. We also will manage increases in our employment levels to match our reduced growth rates.

•	Strengthen Our Balance Sheet and Liquidity. We believe we have a solid balance sheet with strong cash liquidity. Nevertheless, we are committed to increase our cash reserves in a variety of ways.

•

First, because we negotiated what we believe to be very favorable aircraft purchase prices in 2003 and because we believe demand for new fuel-efficient aircraft should continue—particularly outside of the U.S. where potential purchasers may also have favorable currency exchange rates —we should have the ability to monetize and intend to monetize selected aircraft assets. We have sold three new B737 aircraft since April 2007 and have signed or are negotiating memoranda of understanding to sell five additional B737 aircraft in the remainder of 2008. In addition to generating cash proceeds, each sale of new aircraft scheduled for future delivery frees up existing cash which would normally be paid as part of the purchase price and avoids the need for associated financing for the aircraft. We likewise are marketing the sale or lease of existing aircraft which we believe, in the case of a sale, would result in a gain to us or, in the case of a sublease, rental income to us in excess of our lease payments.

•

Second, we intend to explore a variety of financing mechanisms by which we may opportunistically monetize a portion of the value of our existing aircraft fleet should we deem it in the company's best interest to do so. Such actions could include credit facilities secured by junior liens, sale and lease back transactions or other financing mechanisms.

•

Third, in this offering we are raising $71.4 million in new equity financing and in a related offering we are raising $65 million in new convertible senior debt financing to provide us with even greater liquidity as a hedge against any future adverse developments in airline industry conditions.

•	Mitigate Our Fuel Exposure. We act to mitigate our fuel cost exposure by entering into a variety of hedging arrangements. Currently, we have hedged approximately 50% of our fuel needs for the remainder of 2008 at an average price of $2.90 to $2.95 per gallon and over 20% of our fuel needs for 2009 at an average price of $2.85 to $2.90 per gallon, in each case under our current fleet plan assumptions.

•

Increase Revenues. Although we have implemented a number of price increases since September 2007, such increases have not been sufficient to offset rising fuel expenses. Accordingly, we are actively working to increase surcharge and ancillary revenues and to offer customers the option to purchase additional services. We have implemented fuel surcharges and periodically evaluate our surcharge prices in light of fuel costs. Likewise, we have introduced fees in connection with new or existing services such as: priority seat selection, call center utilization, transportation of multiple pieces of checked baggage and the ability to purchase, extend or transfer A+ Miles Rewards. At the same time, we continue our emphasis on superior and friendly service to maintain repeat customers and attract new customers.

Historically, under our strategic plan, we aggressively used cash to buy aircraft, open new stations and rapidly expand operations, taking advantage of opportunities to acquire aircraft at favorable prices and grow our business while others were in bankruptcy and reducing their fleets and networks. This strategy allowed us to increase passengers and revenue for over ten straight years and generate profits for six straight years. Flexibility has been one of our historical strengths and it remains important to us now. By adjusting our existing strategy and implementing revised tactics, we believe we should be able to maintain the gains we have made over the past several years and position ourselves to both address the current environment and be ready to resume our historical growth strategy as and when the business environment best allows.

Competitive Strengths

Low Cost Structure. Our cost structure ranks among the lowest in the domestic airline industry in terms of cost per available seat mile, providing a competitive advantage against higher cost carriers. Our low operating costs are made possible through a company-wide focus on cost controls with emphasis on higher labor productivity, lower distribution costs and higher asset utilization. In addition, we realize operating efficiencies from the operation of only two aircraft types from a single manufacturer as well as enhanced efficiencies from the increased number of new modern B737 aircraft in our fleet. In July 2007, Airline Business Magazine awarded our current Chairman of the Board with an Airline Strategy Award for Low Cost and Regional Leadership. According to the magazine, we were “recognized for an innovative strategy that has produced consistent profits in an extremely tight market.”

Flexibility. We have consistently demonstrated our ability to adjust to changes in the economy, market conditions and a competitive industry environment. We responded rapidly to the effects on our business from the September 11, 2001 terrorist attacks by reducing capacity approximately 20 percent. Working with our labor groups, we quickly reached agreement on a variety of temporary cost reduction measures, including both pay and work rule changes, which reduced our costs consistent with capacity and allowed us to promptly return to profitability. By retaining our workforce we were able to quickly respond to market opportunities and expand service to a number of new markets. Our ability to move quickly to meet the changing market was demonstrated with our recent sales of three previously ordered B737 aircraft as part of our adjustment of our fleet expansion plans in the face of historical all time high fuel costs. We likewise have adjusted or implemented surcharges and fees as well as increased fares where possible to mitigate the impact of high fuel costs.

Attractive Atlanta Hub and Route Network. We operate 22 gates from a single concourse under long-term leases at Hartsfield-Jackson Atlanta International Airport, the world’s busiest airport, and have use agreements for additional gates on an adjacent concourse and potential for expansion. We believe the recent announcement of a proposed merger involving our largest competitor at Hartsfield Jackson and another legacy carrier may allow us to acquire three additional gates at Hartsfield Jackson if we so desire. Additionally, we believe any such merger may offer us opportunities to gain gates and time slots at other airports including, but not limited to, New

York’s LaGuardia airport and Washington D.C.’s Regan International airport. In the event the merger of the two legacy carriers results in a reduction in capacity in markets we service, we could also see an increase in our load factors in such markets. With our 2007 expansion to Charleston, South Carolina, Daytona Beach, Florida, Newburgh, New York, Phoenix, Arizona, Portland, Maine, San Diego, California and St. Louis, Missouri, and, with our 2008 expansion to San Juan, Puerto Rico, Burlington, Vermont and San Antonio, Texas, we now offer quality low fare service to 58 destinations, including service to most of the largest travel markets within the United States.

Superior Service and Operational Excellence. AirTran Airways was recently recognized for its commitment to customer service and operational excellence when it was ranked first overall among U.S. airlines for the 2008 Airline Quality Rating. First announced in 1991, the Airline Quality Rating report is an objective analysis of the DOT performance data for all U.S. airlines produced by Wichita State University and the University of Nebraska at Omaha. AirTran has ranked in the top 3 for the past four years as a result of industry leading performance in baggage delivery, low involuntary denied boardings, on-time performance and consumer satisfaction.

Diversified Traffic Base. We serve both the leisure and business traveler and continue to see strong demand for our product. Our revenue base grew by more than 30 percent in 2006 and more than 22 percent in 2007. Over the past five years, we have also diversified our network, increasing operations in key business markets like Baltimore/Washington International Airport (BWI), Chicago-Midway (MDW) and Indianapolis (IND), as well as adding a number of new direct routes from Florida. As a percentage of total operations, Atlanta represents approximately 62 percent of our network, down from approximately 90 percent at the end of 2001. This market diversification provides a number of marketing and cost synergies and adds stability to our revenues by protecting against risks that may impact individual segments of our business.

Innovative Marketing. Our marketing efforts target both business and leisure travelers. We have developed a number of unique and innovative programs designed to stimulate demand for travel, create customer loyalty, highlight our unique product attributes, like affordable Business Class, and target both business and leisure travelers. Our popular leisure programs include Net Escapes Internet specials and the AirTranU student travel program. Our A2B Corporate Program and Event Savers Meeting & Convention program effectively attract and retain business customers.

A-Plus Rewards. Our A-Plus Rewards program offers a number of ways to earn free travel including the use of the AirTran Visa card, Hertz car rentals and bonus earnings for business class travel. We believe this program creates strong brand loyalty and provides opportunities for incremental revenue through credit sales and partnerships.

Concurrent Offering

Concurrently with this offering, we are offering to sell $65,000,000 million aggregate principal amount of 5.50% Convertible Senior Notes due 2015 (or $74,750,000 million if the underwriters exercise their option to purchase additional notes in full). The notes are convertible into shares of our common stock at a conversion rate of 260.4167 shares per $1,000 principal amount of notes under specified conditions. Neither this offering nor our concurrent public offering of notes is conditioned on the completion of the other.

Additional Information

We are a corporation organized under the laws of the State of Nevada. Our principal executive offices are located at 9955 AirTran Boulevard, Orlando, Florida 32827, and our telephone number is (407) 318-5600. We maintain an Internet site at http://www.airtran.com. The reference to our web address does not constitute incorporation by reference of the information contained at the site and should not be relied upon in determining whether to make an investment in our securities.

THE OFFERING

Common stock offered	22,312,500

Common stock to be outstanding after this offering	114,614,819

Use of Proceeds	We estimate that the net proceeds from the sale of common stock, after deducting our estimated expenses and the underwriters’ discount, will be approximately $67.5 million or approximately $77.7 million if the underwriters exercise their over-allotment option in full.

We intend to use the net proceeds of this offering and the concurrent public offering of convertible notes for general corporate purposes, which may include additions to working capital, capital expenditures, the retirement of debt, other investments in strategic alliances, code-share agreements or other business arrangements, and, although we are not presently in any negotiations, possible acquisitions of other airlines or their assets; provided however, that in the case of the notes offering, we will use a portion of the proceeds of such offering to acquire government securities which we will pledge to secure the first six interest payments on the notes. See “Use of Proceeds.”

Risk Factors	An investment in our common stock involves risks. You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors,” as well as other information included in or incorporated by reference into this prospectus supplement before deciding whether to invest in our common stock or the notes.

Concurrent Transaction	Concurrently with this offering of common stock, we are offering, in a transaction registered under the Securities Act, and by means of a separate prospectus supplement, up to $65,000,000 ($74,750,000 if the underwriters exercise their over allotment option in full) of our notes. We expect the closing of the notes offering to be concurrent with the closing of this offering.

New York Stock Exchange Symbol:	AAI

The number of shares of our common stock to be outstanding after this offering is based on 92,302,319 shares outstanding as of March 31, 2008.

The number of shares of our common stock to be outstanding after this offering excludes, as of March 31, 2008:

•	3,004,128 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $6.45 per share;

•	11,241,013 shares of common stock issuable upon the conversion of our outstanding 7% Convertible Notes due 2023;

•	1,324,647 shares of common stock issuable upon the vesting of outstanding restricted stock;

•

an aggregate of 1,649,619 additional shares of common stock reserved for future issuance under our equity incentive plans, including our Amended and Restated 2002 Long Term Incentive Plan (sometimes referred to as our “Equity Incentive Plans”); and

•	16,927,083 shares of common stock issuable upon the conversion of our 5.50% Convertible Senior Notes being offered concurrently with this offering.

Except as otherwise noted, we have presented the information in this prospectus supplement assuming no exercise by the underwriters of the option granted by us to purchase up to 3,346,875 additional shares of our common stock in this offering.

FINANCIAL AND OPERATIONS DATA

We derived the annual statement of operations data set forth in the Summary Financial Data table below and in the Selected Financial and Operating Data table on the following page from our consolidated financial statements, which have been audited by Ernst & Young LLP, independent registered public accounting firm. We derived the quarterly statement of operations data set forth below and on the following page from our unaudited interim consolidated financial statements, which include, in the opinion of management, all adjustments, which are of a normal recurring nature (other than non-recurring adjustments which have been separately disclosed), necessary for a fair presentation of the results for the interim periods presented. Historical results are not necessarily indicative of future results. Operating results for the three months ended March 31, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008. You should read the data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related footnotes incorporated by reference in this prospectus supplement. See the sections captioned “Where You Can Find More Information” and “Incorporation By Reference” in this prospectus supplement.

SUMMARY FINANCIAL DATA

	Three Months Ended March 31,		Year ended December 31,
	2008	2007	2007	2006	2005
	(Unaudited)
	(In thousands, except share and per share data)
Consolidated Statement of Operations Data:
Operating Revenues:
Passenger	$566,429	$478,554	$2,198,910	$1,814,907	$1,396,451
Other	29,962	24,613	107,640	73,315	48,886
Cargo	—	899	3,433	3,861	4,363

Total operating revenues	596,391	504,066	2,309,983	1,892,083	1,449,700

Operating Expenses:
Aircraft fuel	268,442	166,080	803,640	675,336	462,672
Salaries, wages and benefits	118,907	107,717	451,818	390,348	329,299
Aircraft rent	60,799	60,893	242,764	230,699	192,394
Maintenance, materials and repairs	41,332	33,534	151,265	126,062	84,641
Distribution	22,539	18,929	88,461	69,888	67,395
Landing fees and other rents	35,113	28,912	122,800	100,761	80,774
Aircraft insurance and security services	5,293	5,736	23,761	25,678	23,100
Marketing and advertising	11,468	11,129	40,415	44,792	36,400
Depreciation and amortization	13,241	10,241	48,485	30,078	20,224
Gain on sale of aircraft	—	—	(6,234)	—	—
Other operating	54,484	47,956	198,648	157,580	130,155

Total operating expenses	631,618	491,127	2,165,823	1,851,222	1,427,054

Operating Income (Loss)	(35,227)	12,939	144,160	40,861	22,646

Other (Income) Expense:
Interest income	(1,782)	(4,977)	(20,401)	(21,714)	(11,771)
Interest expense	18,704	16,662	75,530	50,861	30,787
Capitalized Interest	(2,584)	(2,484)	(9,226)	(12,943)	(8,550)
Unrealized (gains) losses on derivative financial instruments, net	5,190	—	255	—	—
Midwest exchange offer expenses	—	—	10,650	—	—

Other (income) expense, net	19,528	9,201	56,808	16,204	10,466

Income (Loss) Before Income Taxes	(54,755)	3,738	87,352	24,657	12,180
Income tax expense (benefit)	(19,942)	1,580	34,669	9,943	4,635

Net Income (Loss)	$(34,813)	$2,158	$52,683	$14,714	$7,545

Earnings (Loss) Per Common Share:
Basic	$(0.38)	$0.02	$0.58	$0.16	$0.09
Diluted	$(0.38)	$0.02	$0.56	$0.16	$0.08

Weighted-Average Shares Outstanding:
Basic	92,114	91,338	91,574	90,504	87,337
Diluted	92,114	92,881	104,319	92,436	90,185

SELECTED FINANCIAL AND OPERATING DATA

	Three months ended March 31,				Year ended December 31,
	2008		2007		2007		2006		2005		2004		2003
Financial Data:
(in thousands, except per share data)
Operating revenues	$596,391		$504,066		$2,309,983		$1,892,083		$1,449,700		$1,040,994		$917,404
Net income (loss)	$(34,813)		$2,158		$52,683	(1)	$14,714		$7,545		$9,834	(2)	$100,935	(3)
Earnings (loss) per common share:
Basic	$(0.38)		$0.02		$0.58		$0.16		$0.09		$0.12		$1.34
Diluted	$(0.38)		$0.02		$0.56		$0.16		$0.08		$0.11		$1.22

Balance Sheet Data:
(in thousands)
Cash, cash equivalents and short-term investments(4)	$349,704		347,053		317,992		310,200		370,647		334,468		338,707
Total assets at period end	$2,198,009		$1,864,947		$2,048,466		$1,603,582		$1,161,543		$904,792		$809,418
Long-term debt and capital lease obligations including current maturities at period-end	$1,135,732		$940,088		$1,057,889		$811,110		$472,599		$313,970		$246,836

Operating and Other Data:
Revenue passengers	5,718,319		5,080,108		23,780,058		20,051,219		16,638,214		13,170,230		11,651,340
Revenue passenger miles (RPM) (000s)(5)	4,347,399		3,648,119		17,297,724		13,836,378		11,301,534		8,479,262		7,143,125
Available seat miles (ASM) (000s)(6)	5,771,038		5,207,132		22,692,355		19,007,416		15,369,505		11,977,443		10,046,385
Passenger load factor(7)	75.3%		70.1%		76.2%		72.8%		73.5%		70.8%		71.1%
Break-even load factor(8)	82.6%		69.5%		73.2%		71.8%		72.9%		69.7%		64.2%
Average fare, excluding transportation taxes(9)	$99.06		$94.20		$92.47		$90.51		$83.93		$76.30		$76.33
Average yield per RPM(10)	13.03	¢	13.12	¢	12.71	¢	13.12	¢	12.36	¢	11.85	¢	12.45	¢
Passenger revenue per ASM (RASM)(11)	9.82	¢	9.19	¢	9.69	¢	9.55	¢	9.09	¢	8.39	¢	8.85	¢
Total revenue per ASM(12)	10.33	¢	9.68	¢	10.18	¢	9.95	¢	9.43	¢	8.69	¢	9.13	¢
Operating cost per ASM (CASM)(13)	10.94	¢	9.43	¢	9.54	¢	9.74	¢	9.28	¢	8.45	¢	8.28	¢
Average stage length (miles)	724		681		695		652		651		628		599
Average cost of aircraft fuel per gallon, including fuel taxes and into-plane fees	$3.00		$2.01		$2.23		$2.17		$1.81		$1.22		$0.98
Average daily utilization (hours: minutes)(14)	10:54		10:54		11:00		11:06		11:00		10:54		10:56
Number of operating aircraft in fleet at end of period	140		132		137		127		105		87		74
Ratio of Earnings to Fixed Charges	—	(15)	1.0		1.3		1.1		1.0		1.1		1.6

(1)	Includes a $6.2 million gain from the sale of two new B737 aircraft purchased by the Company pursuant to pre-existing firm orders and sold without being placed into service and non-operating expenses of $10.7 million related to costs associated with the proposed acquisition of Midwest Air Group, Inc. (Midwest), including exchange offer expenses consisting primarily of fees for attorneys, accountants, investment bankers, travel and other related charges.
(2)	Includes a $1.3 million benefit related to our unsuccessful bid for certain leased gates and other assets of another airline at Chicago’s Midway airport and $1.5 million of additional fuel expense related to prior periods.
(3)	Includes a $38.1 million payment received under the Wartime Act, deferred debt discount/issuance cost write-off of $12.3 million and reversal of a tax valuation allowance of $15.9 million.
(4)	Excludes restricted cash of $28.4 million, $28.1 million, $29.6 million, $24.8 million, $19.4 million, $7.9 million, and $9.8 million as of March 31, 2008 and 2007, and December 31, 2007, 2006, 2005, 2004 and 2003, respectively, and long-term investments of $8.2 million as of March 31, 2008 and December 31, 2007, respectively. See note 3 to the Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2007.
(5)	The number of scheduled revenue miles flown by passengers.
(6)	The number of seats available for passengers multiplied by the number of schedule miles each seat is flown.
(7)	The percentage of aircraft seating capacity that is actually utilized (RPMs divided by ASMs).
(8)	The percentage of seats that must be occupied by revenue passengers in order for us to break even on a pre-tax income basis.
(9)	Passenger revenue divided by total passengers.
(10)	The average amount one passenger pays to fly one mile.
(11)	Passenger revenue divided by ASMs.
(12)	Total revenue divided by ASMs.
(13)	Operating expenses divided by ASMs.
(14)	The average amount of time per day that an aircraft flown is operated in revenue service.
(15)	For the quarter ended March 31, 2008, our earnings were insufficient to cover fixed charges by $57.6 million.

RISK FACTORS

An investment in our securities involves a high degree of risk. In deciding whether to invest, you should carefully consider the following risk factors, as well as the other information contained in this prospectus supplement, along with other information incorporated by reference in this prospectus supplement and the accompanying prospectus. Any of the following risks could have a material adverse effect on our business, financial conditions, results of operations and prospects, may cause actual results, events or performances to differ materially from those expressed in any forward-looking statements we made in this prospectus supplement and the accompanying prospectus, and may cause the value of our stock to decline, which could cause you to lose all or part of your investment.

Risks Related To Our Business And Industry

Our business is, and will continue to be, dependent on the availability and price of aircraft fuel.

Aircraft fuel is a significant expenditure and, as a percentage of our operating expenses, accounted for 42.5 percent in the first quarter of 2008 and 37.0 percent, 36.5 percent, and 32.4 percent in 2007, 2006 and 2005, respectively. Due to the effect of economic events on the price and availability of oil, the future availability and cost of aircraft fuel cannot be predicted with any degree of certainty. Although we are currently able to obtain adequate supplies of aircraft fuel, it is impossible to predict the future availability or price of aircraft fuel. Political disruptions or wars involving oil-producing countries, changes in government policy concerning the production, transportation or marketing of aircraft fuel, changes in aircraft fuel production capacity, environmental concerns and other unpredictable events may result in fuel supply shortages and additional fuel price increases in the future. Since January 1, 2008, fuel prices have reached new record highs on an actual and inflation adjusted basis. Based on current and projected operations, our fuel expense, before the impact of hedging arrangements, will increase approximately $10.0 million for each $1 per barrel increase in the cost of jet fuel. In the first quarter of 2008, we will record a loss primarily due to the increased cost of jet fuel and although we are making adjustments to our business strategy to address such costs, we cannot assure you of our ability to operate profitably in light of current fuel costs.

Our liquidity could be adversely impacted in the event our primary credit card processors were to impose or increase existing holdbacks on payments due to us from credit card transactions.

We currently have agreements with organizations that process credit card transactions arising from purchases of air travel by customers of AirTran Airways. Our primary credit card processors are U.S. Bank N.A. for MasterCard/Visa transactions and American Express for their own card transactions. Our agreement with the MasterCard/Visa processor expires December 31, 2008. Our credit card processing agreement with American Express has no fixed term and is terminable without cause on 30 days notice. Both of our agreements with these credit card processors allow, under specified conditions, the credit card processor to retain cash that such processor otherwise would deliver to us, i.e., a “holdback”. A holdback consisting of cash escrowed by the processor is classified as restricted cash, whereas a holdback consisting of a delay of cash remittance to us is classified as an account receivable. As of the date of this prospectus supplement, we were in compliance with the terms of our credit card agreements and had no holdbacks with either of our primary processors.

A majority of our revenues relate to credit card transactions processed by the MasterCard/Visa processor. Our agreement with the MasterCard/Visa credit card processor contains covenants that permit the processor to holdback cash remittances to us, if the processor determines that there has been a material adverse occurrence or certain other events occur. The amount which the processor may be entitled to withhold varies over time and is up to the estimated liability for future air travel purchased with Visa and MasterCard cards ($217.8 million as of March 31, 2008 and $145.6 million as of December 31, 2007). As of the date of this prospectus supplement, we were in compliance with the agreement and no remittances had been withheld. If we were to be subject to holdbacks with our MasterCard/Visa processor, we would have the right to reduce the amount withheld to the extent that we provide such processor with a letter of credit and/or a cash deposit. In the event material holdbacks are imposed, our liquidity would be reduced by the amount of the holdbacks.

As stated above, our agreement with our MasterCard/Visa processor expires December 31, 2008. From 2000 to 2007, our credit card processing agreements with this processor included covenants, customary with respect to the airline industry, which specified negotiated minimum cash levels, the failure of which to achieve would permit the processor to impose graduated levels of holdbacks. Such prior agreements, like our existing agreement, also allowed for the imposition of holdbacks if the processor determined that there had been a material adverse occurrence or if certain other events occurred. We cannot assure you that in a renewed agreement following the scheduled expiration of the existing agreement on December 31, 2008 or in connection with an extension of the term of the existing agreement, that we will not enter into an agreement with our Master Card/Visa processor which would again include such covenants. We have had and will continue to have periodic discussions with our MasterCard/Visa credit card processor. Pursuant to these discussions we may, in advance of the expiration of the current contract, agree to a new contract on mutually agreeable terms and conditions.

The inability to enter into credit card processing agreements with our primary credit card processors would have a material adverse effect on our business. We believe we will be able to continue to renew our existing credit card processing agreements with our primary credit card processors or will be able to enter into new credit card processing agreements with other processors, although we cannot assure you that we will always have these options in the future should we seek to exercise them.

The profitability of our operations are, and will continue to be, influenced by economic conditions as demand for discretionary travel diminishes during economic downturns.

The profitability of our operations is influenced by the condition of the United States economy, which may impact the demand for discretionary travel and our competitive pricing position. A substantial portion of our business is discretionary travel, which declines during economic downturns. Many economists have reported that the United States economy is slowing and may be in, or nearing, a recession. Our 2008 results of operations and financial condition may be adversely affected by current and emerging weak macroeconomic conditions in the United States.

Airline strategic combinations or industry consolidations could have an impact on our competitive environment in ways yet to be determined.

The environment in the airline industry changes from time to time as carriers implement varying strategies in pursuit of profitability, including consolidation to expand operations and increase market strength and entering into global alliance arrangements. Similarly, the merger of one or more of our competitors may result in rapid changes to the identity of our competitors in particular markets, a substantial reduction in the operating costs of our competitors or the entry of new competitors into some or all of the markets we serve or currently are seeking to serve. We are unable to predict exactly what effect, if any, changes in the strategic landscape might have on our business, financial condition and results of operations.

We have a significant amount of aircraft related fixed obligations that could impair our ability to make principal and interest payments on our debt obligations and lease payments on our lease obligations.

We have significant obligations including debt and lease obligations related to aircraft purchase commitments, aircraft delivery obligations and aircraft leases, debt and lease obligations for operating facilities, including existing facilities and planned new facilities, and other cash obligations including future funding obligations for other potential acquisitions. Our total indebtedness as of March 31, 2008 and December 31, 2007, respectively, was approximately $1.14 billion and $1.06 billion, of which $1.01 billion and $919.9 million, respectively, was aircraft related. Our debt service obligations with respect to our indebtedness could have an adverse impact on our earnings and cash flows for as long as the indebtedness is outstanding.

Our ability to make scheduled payments of principal and interest for our financing obligations depends on our future performance and financial results. These results are subject to general economic, financial, competitive, legislative, regulatory and other factors that are, to some extent, beyond our control.

The amount of our debt, and other fixed obligations, and potential increases in the amount of our debt and other fixed obligations could have important consequences to investors and could:

•

require a substantial portion of cash flows from operations for debt service payments, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit our ability to obtain additional financing for aircraft purchases, capital expenditures, working capital or general corporate purposes;

•

make it more difficult for us to pay our debts as they become due during general adverse economic and market industry conditions because any related decrease in revenues could cause us to not have sufficient cash flows from operations to make our scheduled debt payments;

•

limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate and, consequently, place us at a competitive disadvantage to our competitors with less debt; and

•	result in a downgrade in the rating of our indebtedness, which could limit our ability to borrow additional funds or increase the interest rates applicable to the indebtedness.

As a result of the substantial fixed costs associated with our obligations:

•	a decrease in revenues would result in a disproportionately greater percentage decrease in earnings;

•	we may not have sufficient liquidity to fund all of our fixed costs if revenues decline or costs increase; and

•	we may not have sufficient liquidity to respond to competitive developments and adverse economic conditions.

Of our indebtedness, as of March 31, 2008, $1.01 billion was secured by certain of our assets, principally aircraft, which may limit the utility of such assets in obtaining additional financing.

Based upon current levels of operations and anticipated growth, we expect to be able to generate sufficient cash flow to make all of the principal and interest payments when such payments are due under our indebtedness, including the indenture governing our existing 7% convertible notes, but there can be no assurance that we will be able to repay such borrowings. However, our ability to pay the fixed costs associated with our contractual obligations will depend on our operating performance and cash flow, which will in turn depend, in part, on general economic and political conditions. A failure to pay our fixed costs or a breach of our contractual obligations could result in a variety of adverse consequences, including the acceleration of our indebtedness, the withholding of credit card proceeds by one or more credit card processors, and the exercise of remedies of our creditors and lessors. In such a situation, it is unlikely that we would be able to fulfill our obligations under or repay the accelerated indebtedness, make required lease payments or otherwise cover our fixed costs which could have a material adverse impact on us and on our ability to sustain operations over the long-term.

Covenants in our existing debt instruments and potential future indebtedness could limit how we conduct our business, which could affect our long-term growth potential. A failure by us to comply with any of our existing or prospective restrictions could result in acceleration of the repayment terms of our existing or potential future debt. Were this to occur, we might not have, or be able to obtain, sufficient cash to pay our accelerated indebtedness.

Certain of our existing debt instruments and financing agreements contain covenants that, among other things, limit our ability to:

•	pay dividends and/or other distributions; and

•	enter into mergers, consolidations or other business combinations.

As a result of these restrictive covenants, we may be limited in how we conduct business, and we may be unable to raise additional debt or equity financing to operate during general economic or business downturns, to compete effectively, or to take advantage of new business opportunities. This may affect our ability to generate revenues and make profits.

Our failure to comply with the covenants and restrictions contained in our indentures and other financing agreements could lead to a default under the terms of those agreements. If such a default occurs, the other parties to these agreements could declare all amounts borrowed and all amounts due under other instruments, which contain provisions for cross-acceleration or cross-default, due and payable. If that occurs, we may not be able to make payments on our debt, meet our working capital and capital expenditure requirements, or be able to find additional alternative financing on favorable or acceptable terms.

Our operations are, and will continue to be, largely dependent upon the availability of fuel in the Gulf Coast area.

Our operations are largely concentrated in the Southeast United States with Atlanta being the highest volume fueling point in our system. In addition, over 79 percent of our fuel contracts are based on prices of jet fuel produced in the Gulf Coast area. Any disruption to the oil production or refinery capacity in the Gulf Coast, as a result of weather or any other disaster could, among other potential effects, have a material adverse effect on our financial condition and results of operations, not only in East Coast routes but across the network due to disruptions in supply of jet fuel, dramatic escalations in the costs of jet fuel, and/or the failure of fuel providers to perform under our fuel arrangements.

We endeavor to manage and mitigate the risks of changes in aviation fuel prices, where we believe appropriate, by entering into hedging arrangements. We do not enter into fuel hedge contracts for speculative purposes.

To the extent we do not hedge our aviation fuel risk or correspondingly adjust our fare levels, fluctuations in the market prices of jet fuel will have the effect of reducing or increasing the amount of profit we earn or loss we incur. Conversely, by entering into hedging contracts, we may, in exchange for minimizing the risk of potential cost increases associated with aviation jet fuel costs, also thereby necessarily minimize the potential for cost savings associated with decreases in the price of such fuel. While we have generally been able to enter into hedging transactions when we have sought such arrangements, no assurances can be given that our ability to enter into such transactions will not adversely be affected in the future by (i) limited interest in the provision of hedging arrangements by financial or other institutions, and (ii) the inability to procure hedging agreements as the result of some crisis (financial or other) associated with the supply of aviation fuel, political instability in oil producing countries or other developments which have otherwise affected the interest of financial or other institutions in entering into fuel hedging transactions in general. Likewise, we can not assure you that counter parties to hedging agreements will always perform or that our hedging activities will be successful in materially mitigating the impact of rising fuel costs.

Our business is dependent on technology. We will continue to rely heavily on automated systems to operate our business. Any failure of these systems or the failure to integrate them successfully with any acquired operations could harm our business.

We are increasingly dependent on technology initiatives to reduce costs and to maintain and enhance customer service in order to compete in the current business environment. We depend on automated systems to operate our business, including computerized airline reservation systems, flight operations systems, telecommunication systems and websites. We have made significant investments in our website technology and Bye-Pass ™ check-in kiosks, and related initiatives across the system. The performance and reliability of our technology is critical to our ability to attract and retain customers and our ability to effectively compete.

Website and reservation systems must be able to accommodate a high volume of traffic and deliver important flight information. Substantial or repeated website, reservations systems or telecommunication systems failures could reduce the attractiveness of services and could cause customers to purchase tickets from another airline.

Any internal technology error or failure, or large scale external interruption in technology infrastructure on which we are dependent, such as power, telecommunications or the Internet, may disrupt our technology network, result in the loss of data or the failure to capture data. Any individual, sustained or repeated failure of our technology could impact our customer service and result in increased costs and expenses and generally harm our business. Like all companies, our technology systems may be vulnerable to a variety of sources of interruption due to events beyond our control, including natural disasters, terrorist attacks, telecommunications failures, computer viruses, hackers and other security issues. While we have in place and continue to invest in technology security initiatives and disaster recovery plans, these measures may not be adequate or implemented properly to prevent a business disruption and adverse financial consequences to our business.

Increased labor costs, union disputes, employee strikes and other labor-related disruption may adversely affect our operations.

Labor costs constitute a significant percentage of our total operating costs. A substantial portion of our workforce is represented by labor unions and covered by collective bargaining agreements.

Our business plan includes assumptions about labor costs. We believe that our labor costs currently are competitive; however, we cannot assure you that our labor costs going forward will remain competitive because: labor agreements may be amended or become amendable, competitors may significantly reduce their labor costs, reducing or eliminating any comparative advantages as to one or more competitors, or labor costs may increase in connection with potential acquisitions.

Relations between air carriers and labor unions in the United States are governed by the Railway Labor Act, or the RLA. Under the RLA, collective bargaining agreements generally contain “amendable dates” rather than expiration dates, and the RLA requires that a carrier maintain the existing terms and conditions of employment following the amendable date through a multi-stage and usually lengthy series of bargaining processes overseen by the National Mediation Board, or NMB. This process continues until either the parties have reached agreement on a new collective bargaining agreement, or the parties have been released to “self-help” by the NMB. Although in most circumstances the RLA prohibits strikes, after release by the NMB, carriers and unions are free to engage in self-help measures such as strikes and lock-outs.

Our pilots are represented by the National Pilots Association, or NPA. The agreement with our pilots became amendable in 2005 and is currently in mediation under the auspices of the National Mediation Board. AirTran’s flight attendants are represented by the Association of Flight Attendants, or AFA. The agreement with the flight attendants becomes amendable in December 2008. Our dispatchers are represented by the Transport Workers Union, or TWU and the agreement with our dispatchers becomes amendable in January 2009. We have four separate agreements with employee groups represented by the International Brotherhood of Teamsters, or IBT. The agreement with our maintenance technicians and inspectors becomes amendable in October 2009. The agreement with our technical training instructors becomes amendable in March 2010. The agreement with our stores clerks becomes amendable in June 2010. Finally, the agreement with our ground service equipment employees becomes amendable in September 2011.

While we believe that our relations with labor are generally good, any strike or labor dispute with our unionized employees may adversely affect our ability to conduct business. The outcome of our collective bargaining negotiations cannot presently be determined. If we are unable to reach agreement with any of our unionized work groups on future negotiations regarding the terms of their collective bargaining agreements or if additional segments of our workforce become unionized, we may be subject to work interruptions or stoppages.

If we incur problems with any of our third party airport services providers, our operations could be adversely affected by a resulting decline in revenue or negative public perception about our services.

We conduct complete ground handling services at 33 of the 56 airports we serve, including at our Atlanta hub. Ground handling services provided by third parties at the remaining 23 airports typically are of three types: above-wing only, under-wing only and complete ground handling. Above-wing services include but are not limited to aircraft cleaning and food and beverage services. Under-wing ground handling services include, but are not limited to, directing the aircraft into and out of the gate, baggage loading and unloading, lavatory and water servicing, de-icing and certain other services. Complete ground handling consists of public contact (at the ticket counter, gate and baggage service office) and under-wing services combined. Operations not conducted by our employees are contracted to other air carriers, ground handling companies or fixed-base operators with such operations overseen by our employees.

Our reliance on third party service providers will continue in the foreseeable future and may result in the relative inability to control the efficiency and timeliness of all of our outsourced ground handling operations. Although we do not anticipate any material problems with the efficiency and timeliness of our existing contract services, problems in connection with such third party services could have a material adverse effect on our business, financial condition and results of operations.

Our business is and will continue to be subject to weather factors and seasonal variations in airline travel, which cause results to fluctuate.

Our operations will continue to be vulnerable to weather conditions in different parts of our network that could disrupt service, create air traffic control problems, decrease revenue and increase costs, such as during hurricane season in the Southeast United States, and, as our operations in the Midwest and Northeast United States expand, snow and severe winter weather in such regions. Air travel tends to be seasonal. The second quarter tends to be our strongest revenue quarter. Our results of operations reflect weather factors and seasonality, and therefore quarterly results are not necessarily indicative of those for an entire year and the prior results are not necessarily indicative of our future results. In addition, our dependence on a primary hub and on a route network operating largely on the East Coast make, and will continue to make, us more susceptible to adverse weather conditions and other traffic delays along the East Coast than some of our competitors that may be better able to spread these traffic risks over larger route networks.

We are subject to various risks as a result of our fleet concentration in two fleet types.

As of April 15, 2008, we have 87 B717 aircraft and 54 B737 aircraft in our total fleet. Because fewer carriers operate B717 aircraft, FAA actions to ground that aircraft generally (if actual or suspected defects were discovered in the future unique to that aircraft) would have a more singular effect on us. Also, because the manufacturer of the B717 discontinued the production of B717 aircraft in 2006, we expect to experience increased costs in later years in connection with parts acquisition and/or maintenance for such aircraft than we would likely incur if such aircraft were still in production.

Our maintenance costs are expected to increase.

Our recent maintenance expenses have been lower than what we expect to incur in the future because of the young age of our B717 and B737 aircraft fleet. Our maintenance costs are expected to increase as these aircraft age and come off of manufacturer’s warranty and utilization increases.

Our reputation and financial results could be negatively affected in the event of a major aircraft accident.

An accident involving one of our aircraft could involve not only repair or replacement of the damaged aircraft and our consequent temporary or permanent loss from service, but also significant potential claims of injured passengers and others. Moreover, any aircraft accident, even if fully insured, could cause a public perception that our aircraft are less safe or reliable than other airlines, and that could have a negative effect on our business. The occurrence of one or more incidents or accidents involving our aircraft could have a material adverse effect on the public’s perception of us and our future operations.

We are required by the DOT to carry liability insurance on each of our aircraft. We currently maintain liability insurance in amounts and of the type consistent with industry practice. Although we currently believe our insurance coverage is adequate, the amount of such coverage may be changed in the future or we may be forced to bear substantial losses from accidents. Substantial claims resulting from an accident in excess of related insurance coverage could have a material adverse impact on our business and financial results.

We are subject to extensive regulation by the FAA, the DOT, and other governmental agencies, compliance with which could cause us to incur increased costs and negatively affect our business and financial results.

We, and airlines in general, are subject to a wide range of governmental regulation, including regulation by the FAA. A modification, suspension or revocation of any of our FAA authorizations or certificates could adversely impact our business.

In the last several years, Congress has passed laws and the FAA has issued a number of maintenance directives and other regulations. These requirements impose substantial costs to airlines. Additional laws and regulations have been proposed from time to time that could significantly increase the cost of airline operations or reduce revenues by imposing additional requirements or restrictions on operations. Laws and regulations have also been considered that would prohibit or restrict the ownership and/or transfer of airline routes or takeoff and landing slots. Also, the availability of international routes to United States carriers is regulated by treaties and related agreements between the United States and foreign governments that may be amended from time to time, or because appropriate slots or facilities may not be available. We cannot assure you that laws or regulations enacted in the future will not adversely affect our operating costs, or our ability to conduct existing or future operations outside of the United States. We cannot predict what laws and regulations may be adopted or their impact, and we cannot guarantee that laws or regulations currently proposed or enacted in the future will not adversely affect it.

Increases in insurance costs or reduction in insurance coverage may adversely impact our operations and financial results.

The terrorist attacks of September 11, 2001 led to a significant increase in insurance premiums and a decrease in the insurance coverage available to commercial airlines. Accordingly, our insurance costs increased significantly. Likewise, the ability to continue to obtain insurance even at current prices will remain uncertain. Pursuant to the Airline Transportation and System Stabilization Act, the federal government stepped in to provide supplemental third-party war-risk insurance coverage to commercial carriers for renewable 60-day periods, at substantially lower premiums than prevailing commercial rates and for levels of coverage not available in the commercial market. In November 2002, Congress passed the Homeland Security Act of 2002, which mandated the federal government to provide third-party, passenger, and hull war-risk insurance coverage to commercial carriers through August 31, 2003, and which permitted such coverage to be extended by the government through December 31, 2003. The Emergency Wartime Supplemental Appropriations Act extended the government’s mandate to provide war-risk insurance until December 31, 2004. Pursuant to the Consolidated Appropriations Act of 2005, Congress further extended the government’s mandate to provide war-risk insurance until August 31, 2005 at the discretion of the Secretary of Transportation. During 2007, the coverage was extended in six month increments. Currently, we have received certification of coverage through August 31, 2008. If the federal insurance program terminates, we would likely face a material increase in the cost of war-risk insurance or such insurance might not be available at all. Because of the competitive pressures in the industry, the ability to pass along additional insurance costs to passengers may be limited. As a result, further increases in insurance costs or reductions in available insurance coverage could harm earnings. Any coverage that might be available to us through commercial aviation insurers also could have substantially less desirable terms, and might not be adequate to protect our risk, which could harm our business.

The travel industry, which was materially adversely affected by the September 11, 2001 terrorist attacks, continues to face on-going security concerns and cost burdens associated with security.

The terrorist attacks of September 11, 2001 materially impacted and continue to impact air travel beyond insurance costs. In November 2001, the President signed into law the Aviation and Transportation Security Act, or the Aviation Security Act. This law federalized substantially all aspects of civil aviation security, creating a new Transportation Security Administration, or TSA. Under the Aviation Security Act, substantially all security screeners at airports are now federal employees and significant other elements of airline and airport security are now overseen and performed by federal employees, including federal security managers, federal law enforcement officers, federal air marshals and federal security screeners. Among other matters, the law mandates improved flight deck security, deployment of federal air marshals onboard flights, improved airport perimeter access security, airline crew security training, enhanced security screening of passengers, baggage, cargo, mail, employees and vendors, enhanced training and qualifications of security screening personnel, additional provisions of passenger data to U.S. Customs and enhanced background checks. These increased security procedures introduced at airports since the attacks have increased costs to airlines.

Future acts of terrorism or escalation of U.S. military involvement overseas could adversely affect the airline industry.

Even if not directed at the airline industry, a future act of terrorism, the threat of such acts or escalation of United States military involvement overseas could have an adverse effect on the airline industry. In the event of a terrorist attack, the airline industry would likely experience significantly reduced demand. We cannot assure you that these actions, or consequences resulting from these actions, will not harm our business or the airline industry generally.

Certain major airlines have reduced their cost structures reducing AirTran’s competitive cost advantage.

Since 2001, as a result of slower general economic conditions, the high price of fuel, and intense competition, the airline industry experienced record financial losses. In response to the adverse financial results the airline industry has experienced, airlines have taken actions in an effort to reduce losses by, reducing employee headcount, limiting service offerings, renegotiating labor contracts, restructuring through the bankruptcy process, and reconfiguring flight schedules, as well as other efficiency and cost-cutting measures. While our cost advantage remains significant, these changes have reduced our cost advantage over certain airlines. To maintain our cost advantage, we strive to reduce our non-fuel operating costs. Although we have reduced non-fuel cost per available seat mile six consecutive years, we cannot assure you that we will be able to achieve similar reductions in future years or at all.

The airline industry is intensely competitive.

The airline industry in general and the low-fare sector in particular, is highly competitive. Our competitors include other major domestic airlines as well as foreign, regional and new entrant airlines, some of which will have more financial resources and/or could have lower cost structures than us, and other forms of transportation, including rail and private automobiles. In most of the markets which we currently serve, and in most of the markets which we expect to serve within the coming year, we compete or expect to compete with at least one other low-cost air carrier and one or more major legacy carriers. Our revenues are, and will continue to be, sensitive to numerous competitive factors, and the actions of other carriers in the areas of pricing, scheduling and promotions, all of which can have a substantial adverse impact on individual airline and overall industry revenues. These factors may become even more significant in periods when the industry experiences large losses, as airlines, under financial stress or in bankruptcy, may institute pricing structures intended to achieve near-term survival rather than long-term viability. In 2008, five smaller carriers have filed for protection under the bankruptcy laws; however four of these carriers have ceased operations and are expected to liquidate rather than seek to reorganize.

We may face greater competition in the future from existing and new competitors. Any increased competition could have a negative impact on our business and operating results.

If we lose key senior management or are unable to attract and retain the talent required for our business, our operating results could suffer.

Our performance depends largely on the efforts and abilities of our members of senior management. These executives have substantial experience and expertise in our business and have made significant contributions to our growth and success. The unexpected loss of services of one or more of these individuals could have an adverse effect on our business. We will need to attract and retain additional qualified personnel and develop, train and manage an increasing number of management-level employees. We cannot assure you that we will be able to attract and retain personnel as needed in the future.

Risks Factors relating to us and potential acquisitions.

We have sought to acquire other carriers, as well as gates and other assets from other carriers. In the event we complete one or more acquisitions we may be subject to a variety of risks. We intend, to the extent possible, to integrate the operations of acquired assets and entities with those of AirTran Airways. Depending on the nature of the acquired entity or operations, integration of acquired operations into our present operations may present substantial difficulties. Even where material difficulties are not anticipated, there can be no assurance that we will not encounter such difficulties in integrating acquired operations with our operations, which may result in a delay or the failure to achieve anticipated synergies, increased costs and failures to achieve increases in earnings or cost savings. The difficulties of combining the operations of acquired companies may include, among other things:

•	possible inconsistencies in standards, controls, procedures and policies, business cultures and compensation structures between us and an acquired entity;

•	the consolidation of sales and marketing operations;

•	the retention of existing customers and attraction of new customers;

•	the retention of key employees;

•	employee strikes and other labor-related disruptions in connection with union representation;

•	employee strikes and other labor-related disruptions in connection with seniority questions with respect to both union and non-union employees;

•	the consolidation of corporate and administrative infrastructures;

•	the integration and management of the technologies and products of the acquired entity, including the consolidation and integration of computer information systems;

•	the identification and elimination of redundant and underperforming operations and assets;

•	costs associated with the termination of assumed contractual obligations and the timing thereof;

•	diversion of management’s attention from ongoing business concerns;

•	the possibility of tax costs or inefficiencies associated with the integration of the operations;

•

the possible need to modify internal controls over financial reporting in order to comply with the Foreign Corrupt Practices Act, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated there under; and

•	loss of customer goodwill.

For these or other reasons, we may fail to successfully complete the integration of an acquired entity, or to realize the anticipated benefits of the integration of an acquired entity. Actual cost savings and synergies which may be achieved from an acquired entity may be lower than we expect and may take a longer time to achieve than we anticipate. Other acquisition related risks include risks associated with higher costs or unexpected difficulties or problems with acquired assets or entities including different flight equipment, outdated or incompatible technologies, labor difficulties or an inability to realize anticipated synergies and efficiencies. Whether within anticipated timeframes or at all, one or more of such acquisition-related risks, if realized, could have an adverse impact on our business, financial condition, results of operations or operations.

Risks Related to Our Common Stock and this Offering

Our stock price may fluctuate significantly and you could lose all or part of your investment as a result.

The trading price of our common stock has been and may continue to be subject to wide fluctuations. From April 1, 2007 through April 24, 2008, the sale price of our common stock on the New York Stock Exchange ranged from $12.65 to $3.13 per share, and the last reported sale price of our common stock on April 24, 2008 was $3.20 per share.

The price of our common stock may fluctuate significantly as a result of many factors in addition to the factors discussed in these risk factors. These factors, some or all of which are beyond our control, include:

•	actual or anticipated fluctuations in our operating results;

•	changes in expectations as to our future financial performance or changes in financial estimates of securities analysts;

•	success of our operating, growth and high priced fuel strategies;

•	investor anticipation of competitive and industry threats, whether or not warranted by actual events;

•	operating and stock price performance of other comparable companies or companies investors may deem comparable to us; and

•	news reports relating to trends in our industry or general economic conditions;

•	realization of any of the risks described in these risk factors.

In addition, the stock market can experience extreme volatility that often may be unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

Our anti-takeover provisions may delay or prevent a change of control, which could adversely affect the price of our common stock.

The existence of some provisions in our corporate documents and Nevada law may discourage, delay or prevent a change in control, which could adversely affect the price of our common stock. Our certificate of incorporation and bylaws contain some provisions that may make the acquisition of control more difficult, including provisions relating to the nomination, election and removal of directors, the structure of the board of directors, and limitations on actions by our shareholders. In addition, Nevada law also imposes some restrictions on mergers and other business combinations between us and any holder of 10 percent or more of our outstanding common stock.

If our stock price fluctuates, purchasers of our common stock could incur substantial losses.

The market price of our common stock may fluctuate significantly in response to factors that are beyond our control. The stock market in general has recently experienced extreme price and volume fluctuations. The market prices of securities of airline companies have been extremely volatile, and may reflect fluctuations that are unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations could result in extreme fluctuations in the price of our common stock, which could cause purchasers of our common stock to incur substantial losses.

If there are substantial sales of our common stock or the perception of such sales, the price of our common stock could decline.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets, including in the concurrent offering of our common stock, could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to occur involving our common stock. This hedging or arbitrage could, in turn, affect the market price of the notes.

In connection with this offering, all of our executive officers and directors have entered into lock-up agreements with the underwriters for this offering. As a result of these lock-up agreements, approximately 2.6 million shares are subject to a contractual restriction on resale through the date that is 90 days after the date of this prospectus supplement. The market price for shares of our common stock may decline if stockholders not subject to lock-up agreements sell a substantial number of shares, if stockholders subject to the lock-up agreements sell a substantial number of shares when the restrictions on resale lapse, or if the underwriters waive the lock-up agreements and allow such stockholders to sell some or all of their shares.

None of our other existing shareholders, including Fidelity Management, which in the aggregate held approximately 11.1 million shares as of February 14, 2008, Wellington Management Company, which in the aggregate held approximately 7.8 million shares as of February 14, 2006, Citadel Limited Partnership, which held approximately 5.1 million shares as of April 10, 2007, Farallon Capital Partners, L.P., which held approximately 6.8 million shares as of December 31, 2007, Goldman Sachs Asset Management, L.P., which held approximately 5.0 million shares as of December 31, 2007, and Par Investment Partners, L.P., which held approximately 4.7 million shares as of January 11, 2008, have entered into lock-up agreements with the underwriters for this offering. Substantially all of the shares of common stock held by such stockholders are freely tradable, tradable under Rule 144 or registered for re-sale pursuant to an effective registration statement. If our existing stockholders sell a large number of shares of our common stock or the public market perceives that existing stockholders might sell shares of common stock, the market price of our common stock could decline significantly.

Investors in this offering may experience future dilution.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into, or exchangeable for, our common stock at prices that may not be the same as the price per share in this offering. We have an effective shelf registration statement from which additional shares of our common stock and other securities can be offered. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. If the price per share at which we sell additional shares of our common stock or related securities in future transactions is less than the price per share in this offering, investors who purchase our common stock in this offering will suffer a dilution of their investment.

Because our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use them and the proceeds may not be invested successfully.

We intend to use the net proceeds from this offering for general corporate purposes, and therefore, our management will have broad discretion as to the use of the offering proceeds. Accordingly, you will be relying on the judgment of our management and board of directors with regard to the use of these proceeds, and you will not have the opportunity, as part of your investment decision to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our company.

USE OF PROCEEDS

The net proceeds from this offering of common stock will be approximately $67.5 million, or $77.7 million if the underwriters' over-allotment option is exercised in full, after deducting underwriting discounts and commissions and estimated expenses of the offering payable by us.

Concurrently with this offering, we are offering to sell $65,000,000 million aggregate principal amount of 5.50% Convertible Senior Notes due 2015 (or $74,750,000 million if the underwriters exercise their option to purchase additional notes in full). The net proceeds from our concurrent public offering of notes will be approximately $62.8 million, or approximately $72.2 million if the underwriters' option is exercised in full, after deducting underwriting discounts and commissions and estimated expenses of the offering payable by us.

We intend to use proceeds from this offering of common stock and our concurrent public offering of notes for general corporate purposes, which may include additions to working capital, capital expenditures, the retirement of debt, other investments in strategic alliances, code-share agreements, or other business arrangements and, although we are not presently in any negotiations, possible acquisitions of other airlines or their assets. Pending the application of the net proceeds, we intend to invest the net proceeds in investment-grade, interest-bearing securities. We expect to use the proceeds of the concurrent public offering of our notes for the same purposes except that we will use a portion of that offering to acquire government securities sufficient to make the first six scheduled interest payments on such notes and such government securities will be placed into an escrow account for the benefit of such noteholders.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is traded on the New York Stock Exchange under the trading symbol “AAI.” The following table sets forth, for the periods indicated, the high and low sale prices per share of the common stock as reported by the New York Stock Exchange.

	Common Stock Price
	High	Low
Year Ended December 31, 2006:
First Quarter	$18.85	$13.51
Second Quarter	$18.20	$11.54
Third Quarter	$15.10	$9.06
Fourth Quarter	$13.77	$9.51

Year Ended December 31, 2007:
First Quarter	$13.09	$9.69
Second Quarter	$12.65	$10.18
Third Quarter	$11.50	$9.00
Fourth Quarter	$10.85	$7.13

Year Ended December 31, 2008
First Quarter	$9.13	$5.61
Second Quarter (through April 24, 2008)	$6.95	$3.13

On April 24, 2008, the reported last sale price of our common stock on the New York Stock Exchange was $3.20 per share.

As of March 31, 2008, there were approximately 4,224 stockholders of record. This figure does not reflect persons or entities who hold their stock in nominee or “street” name through various brokerage firms.

DIVIDEND POLICY

Historically, we have not declared cash dividends on our common stock. In addition, the indenture for our 5.50% Convertible Senior Notes due 2015, which are being offered concurrently with this offering, and the indenture for our existing 7% Convertible Notes due 2023 may require adjustments to the conversion rate for such notes in the event we pay certain cash dividends. We intend to retain earnings to finance the development and growth of our business. Accordingly, we do not anticipate that any cash dividends will be declared on our common stock for the foreseeable future. Future payments of cash dividends, if any, will depend on our financial condition, results of operations, business conditions, capital requirements, restrictions contained in agreements, future prospects and other factors deemed relevant by our board of directors.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, restricted cash, and investments and our capitalization as of March 31, 2008:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the sale of 22,312,500 shares of common stock in this offering at the price to public of $3.20 per share, and as further adjusted to give effect to the sale of $65,000,000 million principal amount of our 5.50% Convertible Senior Notes, in each case, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related footnotes incorporated by reference in the accompanying prospectus.

	As of March 31, 2008
	Actual	Adjusted	Further Adjusted
	(in thousands except per share data)
Cash and cash equivalents, restricted cash, and investments:
Current(1)	$378,093	$445,642	$501,261	(2)
Non-current	8,230	8,230	15,380	(3)

Total	386,323	453,872	516,641

Long-term debt and capital lease obligations, including current maturities(4)	1,135,732	1,135,732	1,200,732

Stockholders’ equity:

Preferred stock, $.01 par value per share, 5,000 shares authorized, no shares issued and outstanding	—	—	—
Common Stock, $.001 par value per share, 1,000,000 shares authorized, and 92,302 shares issued and outstanding at March 31, 2008, and 114,615 shares outstanding as adjusted	92	115	115
Additional paid-in capital	398,793	466,319	466,319
Accumulated earnings	13,271	13,271	13,271
Accumulated other comprehensive income (loss)	2,383	2,383	2,383

Total stockholders’ equity	$414,539	482,088	$482,088

Total capitalization	$1,550,271	1,617,820	$1,682,820

(1)	As of March 31, 2008, $28.4 million of our cash was restricted, which included cash supporting outstanding letters of credit of $3.1 million.

(2)	Includes current portion of $3.6 million of the net proceeds of the notes (subject to increase to a current portion of $4.1 million if the underwriters exercise their over-allotment option in full) to be used by the Company to acquire government securities that will be placed in an escrow account and pledged to secure the first six semi-annual scheduled interest payments on the notes.
(3)	Includes non-current portion of $7.2 million of the net proceeds of the notes (subject to increase to a non-current portion of $8.2 million if the underwriters exercise their over-allotment option in full) to be used by the Company to acquire government securities that will be placed in an escrow account and pledged to secure the first six semi-annual scheduled interest payments on the notes.
(4)	Includes indebtedness of our wholly owned subsidiary, AirTran Airways, of $1.0 billion.

UNDERWRITERS

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated and Credit Suisse Securities (USA) LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated	15,618,750
Credit Suisse Securities (USA) LLC	6,693,750

Total	22,312,500

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $0.10 a share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriters.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 3,346,875 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in the offering as indicated in the preceding table. If the underwriters’ option is exercised in full, the total price to public would be $82,110,000, the total underwriters’ discounts and commissions would be $4,105,500 and the total proceeds to us would be $78,004,500.

We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, to be paid by us will be approximately $281,250.

We and all of our directors and executive officers have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and Credit Suisse Securities (USA) LLC on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus supplement:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock;

•

file any registration statement with the SEC other than a registration statement on Form S-8 relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares the common stock whether any such transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise.

Subject to certain limitations, the restrictions applicable to our directors and executive officers do not apply to:

•	the sale of shares of our common stock to the underwriters;

•	transactions relating to shares of our common stock or other securities acquired in open market transactions after the completion of this offering;

•

transfers of shares of common stock or any security convertible into or exercisable for common stock as a bona fide gift or by will or intestate succession, or distributions to limited partners, members or shareholders of the transferor; provided that the transferee, donee or distribute agrees to be bound by such restrictions;

•

the exercise of any options to purchase shares of common stock granted under our Equity Incentive Plans provided that the shares issued upon such exercise shall be subject to the restrictions described above; or

•	transactions under Rule 10b-5(1) trading plans in effect as of the date of this Prospectus Supplement.

Subject to certain limitations, the restrictions applicable to us do not apply to:

•	the sale of shares of our common stock to the underwriters; or

•	the issuance by us of shares or other securities under our Equity Incentive Plans or the exercise or conversion of outstanding options, warrants, notes or other securities.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

In general, purchases of a security for the purpose of stabilizing or reducing a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases.

On April 24, 2008, prior to pricing of the offering, one of the underwriters purchased, on behalf of the syndicate, 1,999,000 shares of our common stock on the New York Stock Exchange at an average price of $3.2125 per share in stabilizing transactions.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

The underwriters and their affiliates have from time to time provided, and expect to provide in the future, investment banking, commercial banking and other financial services to us and our affiliates, for which they have received and may continue to receive customary fees and commissions. Additionally, the underwriters are participating in our concurrent public offering of convertible notes.

LEGAL MATTERS

Certain legal matters relating to the common stock offered will be passed upon for us by Smith, Gambrell & Russell, LLP. Davis Polk & Wardwell will pass upon certain legal matters in connection with this offering for the underwriters.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of our internal control over financial reporting as of December 31, 2007, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and management's assessment of the effectiveness of internal control over financial reporting are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We must comply with the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and must file annual, quarterly and special reports, proxy statements and other information with the Securities Exchange Commission (the “SEC”). You may also read and copy documents filed by us at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information we have filed electronically with the SEC. This web site is located at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange. Accordingly, certain reports, proxy statements and other information we have filed with the SEC may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Certain information is also available at our web site or from links on our web site at www.airtran.com. Information on our web site does not constitute part of this prospectus supplement.

AirTran has filed a registration statement (together with all amendments to the registration statement, collectively, the “Registration Statement”) with the SEC under the Securities Act, with respect to the securities offered under this prospectus. This prospectus supplement does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. For further information with respect to AirTran and our securities, we refer you to the Registration Statement and the exhibits thereto. Statements in this prospectus supplement concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

This prospectus supplement incorporates documents by reference which are not presented in or delivered with this prospectus supplement. We will provide, without charge, to each person to whom this prospectus supplement is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this prospectus supplement (excluding exhibits to the information that is incorporated by reference unless such exhibits are themselves specifically incorporated by reference), as well as the Company’s most recent Annual Report. To request these documents, please contact us at 9955 AirTran Blvd., Orlando, Florida, 32827, telephone number (407)251-5600, Attention Investor Relations.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement. We have not authorized anyone to give you different information. We are not offering these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus supplement is accurate as of any date other than the date on the front of this prospectus or supplement.

Information included in agreements filed as exhibits to our periodic reports has been included in such filings pursuant to applicable SEC rules and regulations or to provide information regarding the terms of such agreements. Such agreements are not intended to provide any other factual information about us. Such information can be found elsewhere in this prospectus and in our periodic reports. Agreements filed as exhibits to our periodic reports may contain representations and warranties made to us or by us to third parties solely for the purpose of the transaction or transactions described in such agreements and, except as expressly provided in such agreements, no other person was or is an intended third party beneficiary of such agreements or standards of materiality in such agreements or in disclosure schedules thereto. While we do not believe that any disclosure schedules which have not been filed as part of any agreements contain any information which securities laws require us to publicly disclose, other than information that has already been so disclosed, disclosure schedules may contain information that modifies, qualifies, and creates exceptions to the representations and warranties set forth in the filed agreements. Accordingly, you should not rely on the representations and warranties contained in any such agreements as characterizations of the actual state of facts, since they may be modified in important part by the underlying disclosure schedules or by defined standards of materiality for purposes of such agreements. Disclosure schedules to filed agreements may contain information that has been included in the Company’s general prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties in filed agreements may have changed since the date of the applicable agreement, which subsequent information may or may not be fully reflected in our public disclosures, the disclosures of third parties, or at all.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed by us with the SEC are incorporated in this prospectus supplement by reference:

(a) Our Annual Report on Form 10-K for the year ended December 31, 2007;

(b) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

(c) Current Reports on Form 8-K filed by us on February 25, 2008, February 29, 2008, March 13, 2008 and March 19, 2008;

(d) The description of our common stock set forth in our registration statement filed pursuant to Section 12 of the Exchange Act or any amendment or report filed for the purpose of updating any such description; and

(e) All documents that we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this prospectus including on a Current Report on Form 8-K with respect to certain exhibits to the registration statement in connection with this offering, and, in all events, prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act. All statements, other than statements of historical facts, that we include in this prospectus supplement, the accompanying prospectus, any free writing prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus may be deemed forward-looking statements for purposes of Securities Act and the Securities Exchange Act. We use words such as “anticipate,” believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” “would” and similar expressions or the negative thereof to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements appear throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and may appear in any free-writing prospectus or in any documents incorporated by reference in any free-writing prospectus and, in each case, are statements regarding our current intent, belief or expectation, primarily with respect to our operations and related industry developments. Examples of these statements include, but are not limited to, statements regarding the following: our ability to generate working capital from operations, our ability to take delivery of and to finance aircraft, the adequacy of our insurance coverage, the cost and availability of aviation fuel, consumer demand and acceptance of services offered by us, our ability to achieve and maintain acceptable cost and fare levels, and actions by competitors, regulatory matters, general economic conditions, commodity prices, and changing business strategies. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and, accordingly, you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those expressed or implied by these forward-looking statements, including those discussed under “Risk Factors” and elsewhere in this prospectus supplement. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

PROSPECTUS

AIRTRAN HOLDINGS, INC.

$225,000,000

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

Through this prospectus, we may periodically offer to sell, or selling security holders may periodically offer to resell:

•	shares of our common stock;

•	shares of our preferred stock;

•	our debt securities; or

•	warrants to purchase any of these securities.

The offering price of all securities issued under this prospectus may not exceed $225,000,000. We will provide the specific terms of these securities in supplements to this prospectus. This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities. You should read this prospectus and any prospectus supplement carefully before you invest in any of these securities.

Our common stock trades on the New York Stock Exchange under the symbol “AAI.” We will list any shares of our common stock sold under this prospectus on the New York Stock Exchange. If we decide to list or seek a quotation for any other securities, the prospectus supplement will disclose the exchange or market on which such securities will be listed or quoted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

See the Company’s Annual Report on Form 10-K and our subsequent filings with the SEC for a discussion of risk factors that you should consider before you invest in the securities offered by this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement accompanying this prospectus and that we have referred you to. We have not authorized anyone to provide you with information that is different. You should not assume that the information in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of those documents.

The terms “we”, “us”, “our”, the “company” and “AirTran” refer to our consolidated operations except where the context otherwise requires.

The date of this prospectus is August 31, 2005.

AIRTRAN

We are the parent company of AirTran Airways, Inc., one of the largest low fare scheduled airlines in the United States in terms of departures and seats offered. We operate scheduled airline service primarily in short-haul markets, principally in the eastern United States, with a majority of our flights originating and terminating at our hub in Atlanta, Georgia. As of August 1, 2005, we operated 83 Boeing 717 (B717) and 15 Boeing 737 (B737) aircraft making approximately 570 scheduled flights per day to 47 airports across the United States, serving more than 60 communities in 25 states, the District of Columbia, and the Bahamas.

We are a corporation organized under the laws of the State of Nevada. Our principal executive offices are located at 9955 AirTran Boulevard, Orlando, Florida 32827, and our telephone number is (407) 251-5600. We maintain an Internet site at http://www.airtran.com. The reference to our web address does not constitute incorporation by reference of the information contained at the site.

USE OF PROCEEDS

Except as we may otherwise state in any prospectus supplement, we intend to use the net proceeds from the sale of the securities described in this prospectus for general corporate purposes, which may include the retirement of debt, additions to working capital, capital expenditures, acquisitions of other airlines or their assets, and other investments in strategic alliances, code-share agreements, or other business arrangements. We will not receive any proceeds from the sale of securities by selling security holders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated. The ratio of earnings to fixed charges is computed by dividing fixed charges into net earnings before income taxes, plus fixed charges less interest capitalized during the period and plus amortization of interest amortized in prior periods. Fixed charges include interest costs, including interest capitalized during the period, and the estimated interest component of rent expense.

Years Ended December 31,					Six Months Ended June 30, 2005
2000	2001	2002	2003	2004
1.7	(1)	1.1	1.6	1.1	1.0

(1)	For the year ended December 31, 2001, our earnings were insufficient to cover fixed charges by $1.5 million.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is qualified in its entirety by reference to our articles of incorporation and bylaws and to any certificate of designations that we file with the Securities and Exchange Commission if we offer preferred stock under this prospectus. We have filed a copy of our articles of incorporation as an exhibit to the registration statement of which this prospectus is part.

General

Our authorized capital stock consists of

•	1,000,000,000 shares of common stock, par value $0.001 per share, and

•	5,000,000 shares of preferred stock, par value $0.01 per share.

As of July 31, 2005, approximately 87,220,000 shares of our common stock and no shares of our preferred stock were issued and outstanding.

Common Stock

Voting Rights

The holders of our common stock are entitled to one vote per share on all matters to be voted on by stockholders. Holders of shares of our common stock are not entitled to cumulate their votes in the election of directors.

Generally, all matters to be voted on by our stockholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast, subject to state law and any voting rights granted to any of the holders of our preferred stock.

Dividends

Holders of our common stock will share in an equal amount per share in any dividend declared by our board of directors, subject to any preferential rights of any of our outstanding preferred stock.

Other Rights

On our liquidation, dissolution or winding up, after payment in full of any amounts we must pay to any creditors and any holders of our preferred stock, all of our common stockholders are entitled to share ratably in any assets available for distribution to our common stockholders.

No shares of our common stock are subject to redemption or have preemptive rights to purchase additional shares of our common stock.

Preferred Stock

As of the date of this prospectus, no shares of preferred stock are outstanding. Our board of directors may authorize the issuance of preferred stock in one or more series and may determine, with respect to any series, the designations, powers, preferences and rights of that series, and the qualifications, limitations and restrictions of that series, including:

•	the designation of the series;

•	the number of shares of the series, which number may thereafter be increased or decreased by our board of directors (but not below the number of shares of that series then outstanding);

•	whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;

•	the conditions under which and the dates upon which dividends will be payable, and the relation which those dividends will bear to the dividends payable on any other class or classes of stock;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on and the preferences of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of that other class or series or that other security, the conversion price or prices or rate or rates, any adjustments to that price or those prices or that rate or those rates, the date or dates as of which those shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of shares of that series.

We believe that the ability of our board of directors to issue one or more series of preferred stock will provide us with flexibility in structuring possible future financings and in meeting other corporate needs that might arise. Our authorized shares of preferred stock will be available for issuance without further action by our stockholders, unless that action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The New York Stock Exchange currently requires stockholder approval as a prerequisite to listing shares in several instances, including the sale or issuance of common stock or securities convertible into, or exercisable for, common stock equal to or in excess of 20% or more of the outstanding stock determined before the proposed issuance.

Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of that series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors may decide to issue those shares based on its judgment as to the best interests of our company and our stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage a potential acquiror from making an unsolicited and unwanted acquisition attempt through which that acquiror may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of that stock.

Business Combination Statute

We are subject to Section 78.438 of the Nevada Revised Statutes which restricts certain business combinations between our company and an “interested stockholder” or its affiliates or associates for three years after the stockholder becomes an “interested stockholder.” An “interested stockholder” is, in general, a stockholder that beneficially owns, directly or indirectly, 10% or more of the voting power of a corporation’s outstanding stock. The restrictions do not apply if our board of directors approved the transaction that caused an interested stockholder to become an interested stockholder. Although we may elect to exclude our company from the restrictions imposed by Section 78.438 of the Nevada Revised Statutes, our articles of incorporation do not currently exclude us from those restrictions. The impact of being subject to this provision could discourage an unfriendly or unsolicited takeover attempt.

Articles of Incorporation and Bylaw Provisions

The summary set forth below describes certain provisions of our articles of incorporation and bylaws. The summary is qualified in its entirety by reference to the provisions of our articles of incorporation and bylaws, copies of which we have filed as exhibits to the registration statement of which this prospectus forms a part.

Some of the provisions of our articles of incorporation and bylaws discussed below may have the effect, either alone or in combination with the provisions of Section 78.438 discussed above, of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt that is opposed by our board of directors but that a stockholder might consider to be in its best interest.

Stockholder Action by Written Consent; Special Meetings

Under the Nevada Revised Statutes and our articles of incorporation, any action required or permitted to be taken at a meeting of our stockholders may be taken without a meeting if a written consent is signed by stockholders holding at least a majority or other proportion of the voting power necessary to authorize or take the action.

Our bylaws provide that special meetings of stockholders may be called at any time by either a majority of our board of directors or by stockholders holding not less than 25% of the voting power. Business transacted at all special meetings must be confined to the objects stated in the calling of the meeting. A written request to our President or Secretary will cause either of them to give notice to our stockholders entitled to vote at the special meeting within 30 days after delivery of the request. The request may fix the time of meeting and contents of the notice. The notice must specify the place, day, hour and purpose for calling the meeting and must be sent to stockholders not less than 10 days nor more than 60 days before the meeting, except where the meeting is for the purpose of approving a merger or consolidation agreement, in which case notice must be given not less than 20 days prior to the meeting.

Amendments

The Nevada Revised Statutes require that any amendment to the provisions of our articles of incorporation must be approved by the holders of at least a majority of the outstanding common stock. Our bylaws provide that our board of directors may amend our bylaws.

Listing

Our common stock trades on the New York Stock Exchange under the symbol “AAI.” We will list any shares of our common stock sold under this prospectus on the New York Stock Exchange.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.

DESCRIPTION OF DEBT SECURITIES

The following description summarizes some of the general terms and conditions of the debt securities that we or selling security holders may offer under this prospectus. While the terms summarized below will apply generally to any debt that may be offered under this prospectus, we will describe the particular terms of any debt securities that we offer and the extent to which the general provisions below will apply to those debt securities in a prospectus supplement relating to such debt securities.

We will issue these debt securities under an indenture. A trustee under the indenture will be named prior to the offering of any debt securities. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The debt securities will be subject to all those terms, and we refer the holders of the debt securities to the indenture and the Trust Indenture Act for a statement of those terms. Unless we otherwise indicate, capitalized terms have the meanings given them in the indenture. Unless we tell you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

The applicable prospectus supplement will specify whether the debt securities we issue will be senior, senior subordinated or subordinated, including, if applicable, junior subordinated, debt. The debt securities may be convertible into shares of our preferred stock or common stock or other securities or may be issued as part of units of debt securities and other securities that we may offer under this prospectus. If we issue debt securities as part of units consisting of debt securities and other securities we may issue under this prospectus or in exchange for shares of our preferred stock, we will describe any applicable material federal income tax consequences to holders in the applicable prospectus supplement.

The following summary of various provisions of the indenture and the debt securities is qualified by reference to the indenture which has been filed as an exhibit to the registration statement of which this prospectus is a part.

General

The indenture will not limit the amount of additional indebtedness that we or any of our subsidiaries may incur, except as we may provide in the applicable prospectus supplement. The debt securities will be senior or subordinated obligations as described in the applicable prospectus supplement.

We will indicate in the applicable prospectus supplement the following terms of and information concerning any debt securities we issue and the extent those terms apply to those debt securities and have not been otherwise described:

•	the specific title, aggregate principal amount, denomination, and form;

•	the date of maturity or the method by which that date may be determined or extended;

•	any interest rate or rates, whether fixed or floating or the method by which that rate or those rates will be determined;

•

the date from which interest will accrue or the method by which that date may be determined or reset, the dates on which that interest will be payable and the record date for any interest payable on the interest payment date and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•

the place or places where the principal of and any premium and any interest on the debt securities will be payable, or where those debt securities may be surrendered for registration of transfer or exchange, if not the corporate trust office of the trustee for those debt securities;

•	the portion of the principal amount of debt securities of the series payable upon certain declarations of acceleration or the method by which that portion shall be determined;

•	the denominations and the currency, currencies, currency units or composite currencies in which the debt securities will be issuable;

•	the currency, currencies, currency units or composite currencies in which payments on the debt securities will be made, if not U.S. dollars;

•	whether the debt securities are senior debt securities or subordinated debt securities, and if subordinated debt securities, the terms of the subordination;

•

any redemption, repayment or sinking fund provisions, including the period or periods within which, the currency, currencies, currency units or composite currencies in which and the other terms and conditions upon which we may redeem the debt securities;

•	the ability of a holder of a debt security to renew or extend the maturity of all or any portion of a debt security;

•

whether the debt securities are convertible into or exchangeable for our common stock or preferred stock or other securities and the terms of the security into which they are convertible or exchangeable, the conversion price or exchange ratio, other terms related to conversion and exchange and any anti-dilution protections;

•

if the amount of payments of principal of or any premium or interest on any debt securities of the series may be determined by reference to an index, formula or other method, the index, formula or other method by which those amounts will be determined;

•	whether and by what method the debt securities of the series or certain covenants under the related indenture may be defeased and discharged by us;

•	whether the debt securities of the series shall be issued in whole or in part as book-entry securities;

•	whether additional debt securities of the series may be issued following the initial issuance of the debt securities of the series;

•	any applicable material federal income tax consequences; and

•

any other material specific terms of the debt securities, including any material additional events of default or covenants provided for and any material terms that may be required by or advisable under applicable laws or regulations.

Payment of Principal, Premium and Interest

Unless otherwise indicated in an applicable prospectus supplement, principal of and premium, if any, and interest, if any, on the debt securities will be payable, and the debt securities will be exchangeable and transfers of debt securities will be registrable, at the office of the trustee, which will be provided in the applicable prospectus supplement. At our option, however, payment of interest may be made by:

•	wire transfer on the date of payment in immediately available federal funds or next day funds to an account specified by written notice to the trustee from any holder of debt securities;

•	any similar manner that the holder may designate in writing to the trustee; or

•	check mailed to the address of the holder as it appears in the security register.

Any payment of principal and premium, if any, and interest, if any, required to be made on a day that is not a business day need not be made on that day, but may be made on the next succeeding business day with the same force and effect as if made on the non-business day. No interest will accrue for the period from and after the non-business day.

Unless otherwise indicated in the prospectus supplement relating to the particular series of debt securities, we will issue the debt securities only in fully registered form, without coupons, in denominations of $1,000 or any multiple of $1,000. We will not require a service charge for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

Original Issue Discount Securities

Debt securities may be issued under the indenture as original issue discount securities to be offered and sold at a substantial discount from their stated principal amount. An original issue discount security under the indenture includes any security which provides for an amount less than its principal amount to be due and payable upon a declaration of acceleration upon the occurrence of an event of default. In addition, under regulations of the U.S. Treasury Department it is possible that debt securities which are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for federal income tax purposes, and special rules may apply to debt securities and warrants which are considered to be issued as “investment units.” Federal income tax consequences and other special considerations applicable to any such original issue discount securities, or other debt securities treated as issued at an original issue discount, and to “investment units” will be described in the applicable prospectus supplement.

Book-Entry Debt Securities

The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depository or its nominee identified in the prospectus supplement relating to the debt securities. In this case, one or more global securities will be issued in a denomination or total denominations equal to the portion of the total principal amount of outstanding debt securities to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depository for the global security to a nominee of the depository and except in the circumstances described in the prospectus supplement relating to the debt securities. We will describe in the applicable prospectus supplement the terms of any depository arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Redemption

If and to the extent we provide in the applicable prospectus supplement, we will have the right to redeem the debt securities, in whole or from time to time in part, after the date and at the redemption prices set forth in the applicable prospectus supplement.

Events of Default

The indenture defines an event of default for the debt securities of any series as:

•	failure to pay principal (or premium) on any debt security of that series when due (after a 30 day grace period);

•	failure to pay interest on any debt security of that series within 30 days of the date when due;

•	failure to deposit any sinking fund payment when due for that series;

•	failure to perform for 90 days after notice any of the other covenants in the indenture;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default provided for debt securities of that series.

The indenture provides that if any event of default affecting outstanding debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount, or, if the debt securities of that series are original issue discount securities or indexed securities, the portion of the principal amount of those debt securities as specified by their terms, of all debt securities of that series to be due and payable immediately. However, under certain circumstances the holders of a majority in principal amount of the outstanding debt securities of that series on behalf of the holders of all debt securities of that series may annul a declaration and waive past defaults, except, unless previously cured, a default in payment of principal of or any premium or any interest on the debt securities of that series and other specified defaults.

We refer you to the prospectus supplement relating to each series of debt securities that are original issue discount securities for the particular provisions regarding acceleration of the maturity of a portion of the principal amount of those original issue discount securities if an event of default occurs and continues.

The indenture contains a provision entitling the trustee, subject to its duty to act with the required standard of care during a default under any series of debt securities, to be indemnified by the holders of debt securities of that series before exercising any right or power under the indenture at the request of the holders of the debt securities of that series.

The indenture provides that no holder of debt securities of any series may institute proceedings, judicial or otherwise, to enforce the indenture except if the trustee fails to act for 60 days after it receives a written request to enforce the indenture by the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of that series and an offer of reasonable indemnity. This provision will not prevent any holder of debt securities from enforcing payment of the principal of and any premium and interest on those debt securities when due. The holders of a majority in aggregate principal amount of the debt securities of any series outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on it with respect to those debt securities. However, the trustee may refuse to follow any direction that it determines would be illegal or would conflict with the indenture or involve it in personal liability or which would unjustly prejudice holders of the debt securities of that series not joining the proceeding.

The indenture provides that the trustee will, within 90 days after a default occurs that affects the outstanding debt securities of any series, give to the holders of those debt securities notice of that default, unless that default has been cured or waived. Except in the case of a default in the payment of principal of, or any premium or interest on, any debt securities or payment of any sinking fund installment, the trustee will be protected in withholding of that notice if it determines in good faith that the withholding of that notice is in the interest of the holders of the debt securities of that series.

We will be required to file with the trustee annually an officers’ certificate as to the absence of certain defaults under the terms of the indenture.

Defeasance of Debt Securities or Selected Covenants

Defeasance and Discharge. Unless we otherwise indicate in the applicable prospectus supplement, the debt securities of any series will provide that we will be discharged from all obligations under the debt securities of that series, except for obligations to register the transfer or exchange of debt securities of that series, to replace stolen, lost or mutilated debt securities of that series, to maintain paying agencies and to hold moneys for payment in trust, once we deposit with the trustee, in trust, money and/or U.S. government obligations, which through the payment of interest and principal, will provide a sufficient amount of money to pay and discharge the principal of and any premium and any interest on, and any mandatory sinking fund payments that apply to, the debt securities of that series on the stated maturity of those payments. This discharge may occur only if, among other things, we deliver to the trustee an opinion of counsel stating that we have received from, or there has been published by, the IRS a ruling, or there has been a change in tax law, that would cause the discharge not to be deemed, or result in, a taxable event for the holders of the debt securities of that series.

Defeasance of Selected Covenants. Unless we otherwise provide in the applicable prospectus supplement, the debt securities of any series will permit us not to comply with some restrictive covenants, including those relating to consolidation and merger in the indenture, if we satisfy certain conditions. We will be able to defease those covenants if, among other things:

•

we deposit with the trustee money and/or U.S. government obligations, which, through the payment of interest and principal, will provide a sufficient amount of money to pay the principal of and any premium and any interest on, and any mandatory sinking fund payments applicable to, the debt securities of that series on the stated maturity of those payments; and

•

we deliver to the trustee an opinion of counsel stating that the deposit and related covenant defeasance will not cause the holders of the debt securities of that series to recognize income, gain or loss for federal income tax purposes.

If we elect to defease the covenants of a series of debt securities and subsequently those debt securities are declared due and payable because an event of default has occurred, the amount of money and/or U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on those debt securities at their stated maturity but may not be sufficient to pay amounts due on those debt securities at the time of the acceleration. However, we will remain liable for those payments.

We will state in the prospectus supplement for any particular series of debt securities if any defeasance provisions will apply to those debt securities.

Modification of the Indenture and Waiver of Covenants

The indenture permits us and the trustee, with the consent of the holders of at least a majority in principal amount of outstanding debt securities of each series affected, to execute supplemental indentures adding provisions to or changing or eliminating provisions of the indenture or modifying the rights of the holders of outstanding debt securities of that series, except that no supplemental indenture may, without the consent of the holder of each outstanding debt security affected:

•	change the stated maturity, or reduce the principal amount, any premium on or the rate of payment of any interest on, of any debt security of any series;

•

reduce the principal amount of, or the premium, if any, or, except as otherwise provided in the prospectus supplement, interest on, any debt security, including in the case of an original issue discount security the amount payable upon acceleration of the maturity;

•	change the place or currency of payment of principal of, premium, if any, or interest on any debt security;

•	impair the right to institute suit for the enforcement of any payment on any debt security on or at the stated maturity thereof, or in the case of redemption, on or after the redemption date; or

•

reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

The indenture also allows us not to comply with certain covenants in the indenture upon waiver by the holders of a majority in principal amount of outstanding debt securities of the series affected.

Consolidation, Merger and Sale of Assets

The indenture allows us, without the consent of the holders of any of the outstanding debt securities, to consolidate with or merge into any other person or transfer or lease substantially all of our assets if:

•	the successor is a corporation organized under the laws of any domestic jurisdiction;

•	the successor corporation assumes our obligations on the debt securities and under the indenture; and

•	after giving effect to the transaction no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing.

Governing Law

Unless we otherwise specify in the applicable prospectus supplement, the indenture for the debt securities and the debt securities will be governed by New York law.

DESCRIPTION OF WARRANTS

The following description summarizes some of the terms and provisions of the warrants that we or selling security holders may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that may be offered under this prospectus, we will describe the particular terms of any series of warrants we offer and the extent which the general provisions below will apply to such warrants in more detail in a prospectus supplement relating to such warrants. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference to the registration statement which includes this prospectus.

General

We may issue warrants for the purchase of common stock, preferred stock, debt securities, or any combination of such securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities.

We will evidence each series of detachable warrants by warrant certificates that we will issue under a separate agreement. We may enter into the warrant agreement with a warrant agent and, if so, we will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security or each principal amount of the security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon exercise;

•

in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•

in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•

in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the expiration date we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant or other applicable certificate representing the warrants to be exercised together with specified information, and paying the required amount to us or the warrant agent, as applicable, in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the applicable certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver upon exercise.

Upon receipt of the required payment and the warrant or other applicable certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights By Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

SELLING SECURITY HOLDERS

In addition to covering the offering of securities by us, this prospectus covers the offering for resale of securities by selling security holders. The applicable prospectus supplement will set forth, with respect to each selling security holder:

•	the name of the selling security holder;

•	the nature of any position, office or other material relationship which the security holder has had during the prior three years with us or any of our predecessors or affiliates;

•	the amount of securities held by the selling security holder of the class offered for resale;

•	the amount of securities to be offered for the selling security holder’s account; and

•	the amount and the percentage of the securities to be owned by the selling security holder after completion of the offering;

The selling security holders may include or consist of, from time to time, such underwriters and/or other persons with whom we may enter into standby arrangements from time to time as described under “Plan of Distribution.”

PLAN OF DISTRIBUTION

Distribution by AirTran

We may sell securities issuable under this prospectus to or through one or more underwriters or dealers and also may sell those securities directly to institutional investors or other purchasers, or through agents.

We may distribute the securities periodically in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to those prevailing market prices or at negotiated prices.

In connection with the sale of any securities under this prospectus, underwriters or agents may receive compensation from us or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of those securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any of those underwriters or agents will be identified, and any compensation received from us will be described, in the related prospectus supplement.

Under agreements that we may enter into, underwriters and agents who participate in the distribution of securities issuable under this prospectus may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act.

If we so indicate in the related prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by some institutions to purchase securities from us under contracts providing for payment and delivery on a future date. Institutions with whom we would enter into those contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under a contract will be subject to the condition that the purchase of the securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which that purchaser is subject. The underwriters and those other agents will not have any responsibility as to the validity or performance of those contracts.

If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the SEC may limit the ability of underwriters and some selling group members to bid for and purchase the securities. As an exception to these rules, underwriters may engage in some transactions that stabilize the price of the securities. Those transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

If any underwriters create a short position in the securities in connection with any offering, that is, if they sell more securities than are set forth on the cover page of any prospectus supplement accompanying this prospectus, the underwriters may reduce that short position by purchasing securities in the open market or though the exercise of an over-allotment option.

Underwriters may also impose a penalty bid on some selling group members. This means that if the underwriters purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the selling group members that sold those securities as part of that offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resales of the securities.

Some of the underwriters or agents and their associates may engage in transactions with and perform services for us or our affiliates in the ordinary course of business.

The securities we sell under this prospectus may or may not be listed on a national securities exchange (other than our common stock, which is listed on the New York Stock Exchange). We will list on the New York Stock Exchange any shares of our common stock sold under a prospectus supplement to this prospectus, subject to official notice of issuance. We can not assure you that there will be an active trading market for any of the securities sold under this prospectus.

Distribution by Selling Security Holders

Selling security holders may distribute securities from time to time in one or more transactions (which may involve block transactions) on the New York Stock Exchange or otherwise. Selling security holders may sell securities at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. The selling security holders may from time to time offer their securities through underwriters, brokers, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling security holders and/or the purchasers of the securities for whom they act as agent. From time to time the selling security holders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities, or derivatives thereof, and may sell and deliver securities in connection therewith.

As of the date of this prospectus, we have engaged no underwriter, broker, dealer or agent in connection with any distribution of securities pursuant to this prospectus by any selling security holders. To the extent required, the amount of securities to be sold, the purchase price, the name of any applicable agent, broker, dealer or underwriter, and any applicable commissions with respect to a particular offer will be set forth in the applicable prospectus supplement. The aggregate net proceeds to the selling security holders from the sale of securities will be the sale price of those securities, less any commissions, if any, and other expenses of issuance and distribution not borne by us.

The selling security holders and any brokers, dealers, agents or underwriters that participate with the selling security holders in a distribution of securities may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any discounts, concessions and commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the securities purchased by them may be deemed to be underwriting discounts and commissions under the Securities Act.

The applicable prospectus supplement will set forth the extent to which we will have agreed to bear fees and expenses of the selling security holders in connection with the registration of the securities offered hereby by them. We may, if so indicated in the applicable prospectus supplement, agree to indemnify selling security holders against certain civil liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the securities issuable under this prospectus will be passed upon for us by Smith, Gambrell & Russell, LLP, Atlanta, Georgia.

EXPERTS

The consolidated financial statements of AirTran Holdings, Inc. appearing in AirTran Holdings, Inc’s Annual Report (Form 10-K) for the year ended December 31, 2004 (including the schedule appearing therein), and AirTran Holdings, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports theron included therein, and incorporated herein by reference. Such financial statements and management’s assessment are, and audited financial statements and AirTran Holdings, Inc. management’s assessments of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and management’s assessments (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We must comply with the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and must file annual, quarterly and special reports, proxy statements and other information with the Securities Exchange Commission (the “SEC”). You may also read and copy documents filed by us at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information we have filed electronically with the SEC. This web site is located at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange. Accordingly, certain reports, proxy statements and other information we have filed with the SEC may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Certain information is also available at our web site or from links on our web site at www.airtran.com. Information on our web site does not constitute part of this prospectus.

AirTran has filed a registration statement (together with all amendments to the registration statement, collectively, the “Registration Statement”) with the SEC under the Securities Act, with respect to the securities offered under this prospectus. This prospectus does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. For further information with respect to AirTran and our securities, we refer you to the Registration Statement and the exhibits thereto. Statements in this prospectus concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

This prospectus incorporates documents by reference which are not presented in or delivered with this prospectus. We will provide, without charge, to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits to the information that is incorporated by reference unless such exhibits are themselves specifically incorporated by reference), as well as the Company’s most recent Annual Report. To request these documents, please contact us at 9955 AirTran Blvd., Orlando, Florida, 32827, telephone number (407)251-5600, Attention Investor Relations.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to give you different information. We are not offering these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus or on any applicable prospective supplement.

Information included in agreements filed as exhibits to our periodic reports has been included in such filings pursuant to applicable SEC rules and regulations or to provide information regarding the terms of such agreements. Such agreements are not intended to provide any other factual information about us. Such information can be found elsewhere in this prospectus and in our periodic reports. Agreements filed as exhibits to our periodic reports may contain representations and warranties made to us or by us to third parties solely for the purpose of the transaction or transactions described in such agreements and, except as expressly provided in such agreements, no other person was or is an intended third party beneficiary of such agreements or standards of materiality in such agreements or in disclosure schedules thereto. While we do not believe that any disclosure schedules which have not been filed as part of any agreements contain any information which securities laws require us to publicly disclose, other than information that has already been so disclosed, disclosure schedules may contain information that modifies, qualifies, and creates exceptions to the representations and warranties set forth in the filed agreements. Accordingly, you should not rely on the representations and warranties contained in any such agreements as characterizations of the actual state of facts, since they may be modified in important part by the underlying disclosure schedules or by defined standards of materiality for purposes of such agreements. Disclosure schedules to filed agreements may contain information that has been included in the Company’s general prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties in filed agreements may have changed since the date of the applicable agreement, which subsequent information may or may not be fully reflected in our public disclosures, the disclosures of third parties, or at all.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed by us with the SEC are incorporated in this prospectus by reference:

(a) Our Annual Report on Form 10-K for the year ended December 31, 2004;

(b) Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2005 and June 30, 2005;

(c) Current Reports on Form 8-K filed by us on March 30, 2005, May 6, 2005, May 18, 2005, May 26, 2005 and August 1, 2005;

(d) The description of our common stock set forth in our registration statement filed pursuant to Section 12 of the Exchange Act or any amendment or report filed for the purpose of updating any such description; and

(e) All documents that we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.

FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained or incorporated by reference in this prospectus, including statements regarding our competitive strengths, business strategy, future financial position, budgets, projected costs and plans and objectives of management are forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to: consumer demand and acceptance of services offered by us, our ability to achieve and maintain acceptable cost levels, fare levels and actions by competitors, regulatory matters, general economic conditions, commodity prices, and changing business strategies. Forward-looking statements are subject to a number of factors that could cause actual results to differ materially from our expressed or implied expectations, including, but not limited to: our performance in future periods, our ability to generate working capital from operations, our ability to take deliver of, and to finance aircraft, the adequacy of our insurance coverage, and the results of litigation of investigation. Our forward-looking statements generally can be identified by the use of terminology such as “may,” “will,” “expect,” “should,” “intend,” “estimate,” “anticipate,” “believe,” “continue” or the negative thereof, or variations thereon or comparable terminology. We can give no assurance that the expectations reflected in forward-looking statements will prove to have been correct. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of factors including those set forth under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the factors we disclose that could cause our actual results to differ materially from our expectations. We undertake no obligation to update or revise any forward-looking statements or to publicly disclose any updates or revisions, whether as a result of new information, future events, or otherwise.